Final Execution Copy

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this "Agreement"), is entered into as of June 18, 2010 ("Effective Date") by and between:

GLOBAL AXCESS CORP, a Nevada corporation, whose address is: 7800 Belfort Parkway, Suite 165, Jacksonville, Florida 32256; NATIONWIDE MONEY SERVICES, INC., a Nevada corporation, whose address is: 7800 Belfort Parkway, Suite 165, Jacksonville, Florida 32256; NATIONWIDE NTERTAINMENT SERVICES, INC., a Nevada corporation, whose address is: 7800 Belfort Parkway, Suite 165, Jacksonville, Florida 32256; EFT INTEGRATION, INC., a Florida corporation, whose address is: 7800 Belfort Parkway, Suite 165, Jacksonville, Florida 32256, (collectively, the foregoing entities shall be referred to herein and throughout the Loan Documents as the "Borrowers"); and FIFTH THIRD BANK, an Ohio Banking corporation, whose address is: 9716 San Jose Blvd., Suite 200, Jacksonville, FL 32257 (the "Bank").

BACKGROUND

A. The Borrowers desire to borrow funds and obtain other financial accommodations from the Bank.

B. Pursuant to the Borrowers request, the Bank is willing to extend such financial accommodations to the Borrowers under the terms and conditions set forth herein.

In consideration of the foregoing and the mutual agreements hereinafter set forth, the Borrowers and the Bank hereby agree as follows:

1. DEFINITIONS.

1.1 Defined Terms. For the purposes of this Agreement, the following capitalized words and phrases shall have the meanings set forth below.

"Bankruptcy Code" shall mean the United States Bankruptcy Code, as now existing or hereafter amended.

"Business Day" shall mean any day other than a Saturday, Sunday or a legal holiday on which banks are authorized or required to be closed for the conduct of commercial banking business in New York, New York.

"Capital Expenditures" shall mean expenditures (including Capital Lease obligations which should be capitalized under GAAP) for the acquisition of fixed assets which are required to be capitalized under GAAP.

"Capital Lease" shall mean, as to any Person, a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such Person as lessee that is, or should be, in accordance with Financial Accounting Standards Board Statement

No. 13. as amended from time to time, or, if such Statement is not then in effect, such statement of GAAP as may be applicable, recorded as a "capital lease" on the balance sheet of the Borrowers prepared in accordance with GAAP.

"Change in Ownership and Control" shall have the meaning set forth in Section 11.10 hereof.

"Closing Date" shall mean the date of funding of the Term Note.

"Collateral" shall have the meaning set forth in Section 6.1 hereof and as defined elsewhere in the Loan Documents, with such other definitions being incorporated herein.

"Contingent Liability" and "Contingent Liabilities" shall mean, respectively, each obligation and liability of the Borrowers and all such obligations and liabilities of the Borrowers incurred pursuant to any agreement, undertaking or arrangement by which the Borrowers: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including without limitation, any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the shares or ownership interest of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.

"Debt Service Coverage Ratio" shall have the meaning set forth in Section 10.1 hereof.

"Default Rate" shall mean the applicable rate of interest in effect with respect to each of the Loans plus five percent (5%) per annum.

"Depreciation" shall mean the total amounts added to depreciation, amortization, obsolescence, valuation and other proper reserves, as reflected on the Borrowers' financial statement and determined in accordance with GAAP.

"Draw Loan" shall mean, respectively, each direct advance and the aggregate of all such direct advances made by the Bank to the Borrowers under and pursuant to this Agreement, as set forth in Section 2.1 of this Agreement.

"Draw Loan Availability" shall mean at any time, the lesser of (a) the Draw Loan Commitment or (b) the Draw Loan Commitment minus the aggregate of all direct advances made by the Bank to the Borrowers herein.

"Draw Loan Commitment" shall mean Two Million and 00/100 Dollars ($2,000,000.00).

"Draw Loan Interest Rate" shall mean the Libor Rate.

"Draw Loan Maturity Date" shall mean twenty four (24) months after the date on which the Draw Note is made, unless extended by the Bank pursuant to any modification, extension or renewal note executed by the Borrowers and accepted by the Bank in its sole and absolute discretion in substitution for the Draw Note.

"Draw Note" shall have the meanings set forth in Section 4.1 hereof.

"Employee Plan" includes any pension, stock bonus, employee stock ownership plan, retirement, disability, medical, dental or other health plan, life insurance or other death benefit plan, profit sharing, deferred compensation, stock option, bonus or other incentive plan, vacation benefit plan, severance plan or other employee benefit plan or arrangement, including, without limitation, those pension, profit-sharing and retirement plans of the Borrowers described from time to time in the financial statements of the Borrowers and any pension plan, welfare plan, Defined Benefit Pension Plans (as defined in ERISA) or any multi-employer plan, maintained or administered by the Borrowers or to which the Borrowers is a party or may have any liability or by which the Borrowers is bound.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

"Event of Default" shall mean any of the events or conditions set forth in Section 11 hereof.

"Excess Cash Flow" shall have the meaning set forth in Section 10.1 hereof.

"GAAP" shall mean generally accepted accounting principles, using the accrual basis of accounting and consistently applied with prior periods, provided, however, that GAAP with respect to any interim financial statements or reports shall be deemed subject to fiscal year-end adjustments and footnotes made in accordance with GAAP.

"Indebtedness" shall mean at any time (a) all Liabilities of the Borrowers, (b) all Capital Lease obligations of the Borrowers, (c) all other debt, secured or unsecured, created, issued, incurred or assumed by the Borrowers for money borrowed or for the deferred purchase price of any fixed or capital asset, (d) indebtedness secured by any Lien existing on property owned by the Borrowers whether or not the Indebtedness secured thereby has been assumed, and (e) all Contingent Liabilities of the Borrowers whether or not reflected on its balance sheet.

"Indemnified Party" and "Indemnified Parties" shall mean, respectively, each of the Bank and any parent corporations, affiliated corporations or subsidiaries of the Bank, and each of their respective officers, directors, employees, attorneys and agents, and all of such parties and entities.

"Interest Period" shall mean a period of one (1) month, provided, that (x) the initial Interest Period may be less than one month, depending on the initial funding date, and (y) no Interest Period shall extend beyond the Maturity Date.

"Interest Rate Determination Date" shall mean (i) for the Term Note, the date the Term Note is closed and funded, and the First day of each calendar month thereafter and (ii) for the Draw Notes, the date the initial Draw Note is closed and funded and, as applicable, the date any subsequent Draw Note is funded, and as to the Draw Notes the First day of each calendar month thereafter; in each case for all Notes, adjusted in accordance with the Modified Following Business Day Convention.

"Liabilities" shall mean at all times all liabilities of the Borrowers that would be shown as such on a balance sheet of the Borrowers prepared in accordance with GAAP, including but not limited to any and all Rate Management Obligations.

"LIBOR" shall mean a rate per annum (adjusted for the current maximum reserve rate required to be maintained by Lender) effective on any Interest Rate Determination Date, which is equal to the offered rate for deposits in U.S. dollars for a one (1) month period, which rate appears on that page of Bloomberg reporting service, or such similar service as determined by Lender, that displays British Bankers' Association interest settlement rates for deposits in U.S. Dollars, as of 11:00 a.m. (London, England time) two (2) business days prior to the Interest Rate Determination Date; provided, that if no such offered rate appears on such page, the rate used for such Interest Period will be the per annum rate of interest determined by Lender to be the rate at which U.S. dollar deposits for the Interest Period are offered to Lender in the London Inter-Bank market as of 11:00 a.m. (London, England time), on the day that is two (2) business days prior to the Interest Rate Determination Date.

"LIBOR Loan" or "LIBOR Loans" shall mean that portion, and collectively those portions, of the aggregate outstanding principal balance of the Loans that bear interest at the LIBOR Rate.

"LIBOR Rate" shall mean, for the relevant Interest Period, the adder to LIBOR, calculated in relation to the consolidated financial statements of Borrowers, based on Borrowers trailing 12-month Senior Funded Indebtedness to EBITDA ratio as follows:

Senior Funded Indebtedness to EBITDA ratio	LIBOR-Adjusted Rate	Interest Rate Floor
Equal to or more than 2.50	LIBOR ("L") plus 400 basis points	5.50%
More than 2.25, but less than 2.5	L + 375 bp	5.50%
More than 2.00, but less than 2.25	L + 350 bp	5.50%
More than 1.50, but less than 2.00	L + 325 bp	5.50%
Equal to or less than 1.50	L + 300 bp	5.50%

provided, however, that the above-referenced LIBOR Rate, as adjusted in accordance with the above matrix, shall be further adjusted so that the Interest Rate Floor shall not apply with respect to the Draw Loan or the Term Loan for any Interest Period during which a Rate Management Agreement is in effect between the Bank and the Borrowers for a Draw Loan or the Term Loan, respectively, provided further, that effective as of the Closing Date the Libor Rate shall be equal to Libor plus 400 basis points or 5.50%, whichever is greater, and upon Bank's receipt of Borrowers' annual audited financial statements, the Libor Rate shall be adjusted a of the next Interest Rate Determination Date in accordance with the above pricing matrix but only if the Debt Service Coverage Ratio as measured in accordance with Section 10.3 hereof is greater than 2.00 to 1.00.

"Lien" shall mean any mortgage, pledge, hypothecation, judgment lien or similar legal process, title retention lien, or other lien or security interest, including, without limitation, the interest of a vendor under any conditional sale or other title retention agreement and the interest of a lessor under a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such Person as lessee that is, or should be, a Capital Lease on the balance sheet of the Borrowers prepared in accordance with GAAP.

"Loans" shall mean, collectively, the Draw Loan and the Term Loan, and any and all other agreements evidencing a debt or monies owed by the Borrowers to the Bank under and pursuant to this Agreement.

"Loan Documents" shall have the meaning set forth in Section 3.1, and any and all Rate Management Agreements.

"Material" shall mean for purposes of Sections 7.9, 9.12, 11.9 and 11.14 of this Agreement those matters whose potential effects on the combined financial statements of the Borrowers would be the lesser of (i) 0.5% of the Borrowers' combined annual revenues measured at the end of the next preceding calendar year, or (ii) $200,000.00.

"Modified Following Business Day Convention" shall mean the first following day that is a Business Day unless that day falls in the next calendar month, in which case that date will be the first preceding day that is a Business Day.

"Net Income" shall mean, with respect to any period, the amount shown opposite the caption "Net Income" or a similar caption on the financial statements of the Borrowers, prepared in accordance with GAAP.

"Note" and "Notes" shall mean, respectively, each of and collectively, the Draw Note and the Term Note, and any and all other promissory notes, instruments or written agreements now or hereafter delivered hereunder or in connection with this Agreement.

"Obligations" shall mean the Loans, as evidenced by the Notes, all interest accrued thereon, any fees due the Bank hereunder, any expenses incurred by the Bank hereunder and any and all other liabilities and obligations of the Borrowers (and of any partnership in which the Borrowers are or may be a partner) to the Bank, howsoever created, arising or evidenced, and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, direct or indirect, absolute or contingent, and whether several, joint or joint and several, including but not limited to, any and all Rate Management Obligations.

"Obligor" shall mean the Borrowers, any guarantor, accommodation endorser, third party pledgor, or any other party liable with respect to the Obligations.

"Person" shall mean any individual, partnership, limited liability company, corporation, trust, joint venture, joint stock company, association, unincorporated organization, government or agency or political subdivision thereof, or other entity.

"Rate Management Agreement" means any agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates, forward rates, or equity prices, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars and forwards), including without limitation any ISDA Master Agreement between Borrower and Bank or any affiliate of Fifth Third Bancorp, and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether now existing or hereafter arising, and in each case as amended, modified or supplemented from time to time.

"Rate Management Obligations" means any and all obligations of Borrower to Bank or any affiliate of Fifth Third Bancorp, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefore), under or in connection with (i) any and all Rate Management Agreements, and (ii) any and all cancellations, buy-backs, reversals, terminations or assignments of any Rate Management Agreement.

"Regulatory Change" shall mean the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereto by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over the Bank.

"Subsidiary" and "Subsidiaries" shall mean, respectively, each and all such corporations, partnerships, limited partnerships, limited liability companies, limited liability partnerships or other entities of which or in which the Borrowers own directly or indirectly fifty percent (50.00%) or more of (i) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such entity if a corporation, (ii) the management authority and capital interest or profits interest of such entity, if a partnership, limited partnership, limited liability company, limited liability partnership, joint venture or similar entity, or (iii) the beneficial interest of such entity, if a trust, association or other unincorporated organization.

"Tangible Assets" shall mean the total of all assets appearing on a balance sheet of the Borrowers prepared in accordance with GAAP (with Inventory being valued at the lower of cost or market), after deducting all proper reserves (including reserves for Depreciation, obsolescence and amortization) less the sum of (i) goodwill, patents, trademarks, prepaid expenses, deposits, deferred charges and other personal property which is classified as intangible property in accordance with GAAP, and (ii) any amounts due from shareholders, affiliates, officers or employees of the Borrowers.

"Term Loan" shall mean and refer to the direct advance made by the Bank to the Borrowers in the form of the Term Loan made under and pursuant to this Agreement, the specific terms of which or more particularly set forth in that certain Term Note made simultaneously with the execution of this Agreement and described in Section 4.2 of this Agreement.

"Term Loan Commitment" shall mean Five Million and 00/100 Dollars ($5,000,000.00).

"Term Loan Interest Rate" shall mean the LIBOR Rate.

"Term Loan Maturity Date" shall mean thirty-six (36) months after the date on which the Term Note is made by Borrowers and delivered to the Bank, unless extended by the Bank pursuant to any modification, extension or renewal note executed by the Borrowers and accepted by the Bank in its sole and absolute discretion in substitution for the Term Note.

"UCC" shall mean the Uniform Commercial Code as in effect in each of the States of Nevada and Florida from time to time, as applicable.

1.2 Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with GAAP. Calculations and determinations of financial and accounting terms used and not otherwise specifically defined hereunder and the preparation of financial statements to be furnished to the Bank pursuant hereto shall be made and prepared, both as to classification of

items and as to amount, in accordance with GAAP as used in the preparation of the financial statements of the Borrowers on the date of this Agreement. If any changes in accounting principles or practices from those used in the preparation of the financial statements are hereafter occasioned by the promulgation of rules. regulations. pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or agencies with similar functions). which results in a material change in the method of accounting in the financial statements required to be furnished to the Bank hereunder or in the calculation of financial covenants, standards or terms contained in this Agreement, the parties hereto agree to enter into good faith negotiations to amend such provisions so as equitably to reflect such changes to the end that the criteria for evaluating the financial condition and performance of the Borrowers will be the same after such changes as they were before such changes; and if the parties fail to agree on the amendment of such provisions, the Borrowers will furnish financial statements in accordance with such changes but shall provide calculations for all financial covenants, perform all financial covenants and otherwise observe all financial standards and terms in accordance with applicable accounting principles and practices in effect immediately prior to such changes. Calculations with respect to financial covenants required to be stated in accordance with applicable accounting principles and practices in effect immediately prior to such changes shall be reviewed and certified by the Borrower's accountants.

1.3 Other Terms Defined in UCC. All other capitalized words and phrases used herein and not otherwise specifically defined shall have the respective meanings assigned to such terms in the UCC, as amended from time to time, to the extent the same are used or defined therein.

1.4 Other Definitional Provisions; Construction. Whenever the context so requires, the neuter gender includes the masculine and feminine, the single number includes the plural, and vice versa, and in particular the word "Borrowers" shall be so construed. The word "Borrowers" shall be construed to refer to the Borrowers and/or the Borrowers, both jointly and severally and together and individually. The words "hereof', "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to Article, Section, Subsection, Annex, Schedule, Exhibit and like references are references to this Agreement unless otherwise specified. An Event of Default shall "continue" or be "continuing" until such Event of Default has been waived in accordance with Section 13.3 hereof. References in this Agreement to any party shall include such party's successors and permitted assigns. References to any "Section" shall be a reference to such Section of this Agreement unless otherwise stated. To the extent any of the provisions of the other Loan Documents are inconsistent with the terms of this Loan Agreement, the provisions of this Loan Agreement shall govern.

2. COMMITMENT OF THE BANK.

2.1 Draw Loan.

(a) Draw Loan Commitment. Subject to the Bank's further reasonable approval, and in reliance upon the representations and warranties of the Borrowers set forth

herein and in the other Loan Documents, the Bank agrees to make such Draw Loan available in minimum draw amounts of $200,000.00 at such times as the Borrowers may from time to time request until, but not including, the Draw Loan Maturity Date; provided, however, that the aggregate principal balance of all Draw Loans outstanding at any time shall not exceed the Draw Loan Availability.

(b) Draw Loan Interest and Principal Payments. Principal and interest payable under the initial Draw Note shall be paid in monthly installments of principal plus interest as provided in **Schedule 2.1(b)** attached hereto and made a part hereof so as to provide for an 18 month amortization from the date of each draw, with all outstanding principal and accrued interest due and payable on the Draw Loan Maturity Date or upon acceleration of the Note. Additional Schedules shall be prepared by the Bank and delivered to the Borrowers in accordance with this Section 2.1(b) from time to time for each subsequent Draw Note. The Draw Loan shall be used for the purpose of acquiring DVD load kits and three month's of initial DVD inventory after installation of DVD kiosks.

2.2 Term Loan.

(a) Term Loan. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties of the Borrowers set forth herein and in the other Loan Documents, the Bank agrees to make the Term Loan equal to the Term Loan Commitment. The Term Loan shall be available to the Borrowers in a single principal advance. The Term Loan shall be used by the Borrowers for the purpose of refinancing existing debt to **Sun Trust Bank** and **Proficio Bank**, which shall be paid in full upon funding of the Term Loan.

(b) Term Loan Interest and Principal Payments. Principal and interest payable under the Term Loan shall be paid in consecutive monthly installments of principal in the amounts and on the dates provided in **Schedule 2.2(b)** attached hereto and made a part hereof, plus accrued but unpaid interest, with a final payment of all outstanding principal and accrued interest due on the earlier of the Term Loan Maturity Date or upon acceleration of the Term Note. In addition, no later than the earlier of (i) sixty days following the delivery of the annual financial statements pursuant to Section 9.7(a) hereof, and (ii) May 31 of each year, Borrower shall make a mandatory prepayment of the Term Loan in an amount equal to fifty percent (50%) of the Borrowers' Excess Cash Flow after meeting the debt service requirement, provided, however, that such prepayment shall be adjusted downward by any amount which would result in reducing Borrowers' cash below $2,250,000 as of the date the Excess Cash Flow is measured. Excess Cash Flow shall be measured within 30 days for Bank's receipt of Borrowers' annual audited financial statements.

2.3 Master Equipment Lease Agreement. Intentionally Omitted.

2.4 Interest and Fee Computation: Collection of Funds. Interest shall be computed on the basis of a year of 360 days for the actual number of days elapsed and shall accrue on the outstanding principal amount hereunder from and including the date each Advance is made to but excluding the date the entire principal amount hereunder is paid in full. The Interest Rate

applicable to each Advance shall initially be determined on the first calendar day of the month in which such Advance was made and the Interest rate shall be adjusted automatically on the first calendar day of each month which is one month after the date such Interest Rate was last determined in accordance with the Modified Following Business Day Convention.

2.5 Additional LIBOR Loan Provisions.

(a) LIBOR Loan Prepayments. Borrower may prepay all of part of any Libor Loan, which prepaid amounts shall be applied to the amounts due in reverse order of their due dates. The Borrower may prepay all or part of the principal sum of a Libor Loan at any time without penalty. Notwithstanding the foregoing, any and all obligations of the Borrower to the Bank under any Rate Management Agreement(s) between the Bank and the Borrower must also be fully paid and performed by Borrower, in accordance with the terms of such Rate Management Agreement(s), prior to release of any security pledged in support of this Libor Loan.

(b) LIBOR Indemnity. If any Regulatory Change, or compliance by the Bank or any Person controlling the Bank with any request or directive of any governmental authority, central bank or comparable agency (whether or not having the force of law) shall (a) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, the Bank; (b) subject the Bank or any LIBOR Loan to any tax, duty, charge, stamp tax or fee or change the basis of taxation of payments to the Bank of principal or interest due from the Borrowers to the Bank hereunder (other than a change in the taxation of the overall net income of the Bank); or (c) impose on the Bank any other condition regarding such LIBOR Loan or the Bank's funding thereof, and the Bank shall determine (which determination shall be conclusive, absent manifest error) that the result of the foregoing is to increase the cost to, or to impose a cost on, the Bank or such controlling Person of making or maintaining such LIBOR Loan or to reduce the amount of principal or interest received by the Bank hereunder, then the Borrowers shall pay to the Bank or such controlling Person, on demand, such additional amounts as the Bank shall, from time to time, determine are sufficient to compensate and indemnify the Bank for such increased cost or reduced amount.

(c) LIBOR Unavailability. If the Bank determines in good faith (which determination shall be conclusive, absent manifest error) prior to the commencement of any Interest Period that (i) the making or maintenance of any LIBOR Loan would violate any applicable law, rule, regulation or directive, whether or not having the force of law, (ii) United States dollar deposits in the principal amount, and for periods equal to the Interest Period for funding any LIBOR Loan are not available in the London Interbank Eurodollar market in the ordinary course of business, (iii) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the LIBOR Rate to be applicable to the relevant LIBOR Loan, or (iv) the LIBOR Rate does not accurately reflect the cost to the Bank of a LIBOR Loan, the Bank shall promptly notify the Borrowers thereof and, so long as the foregoing conditions continue, none of the Loans may be advanced as a LIBOR Loan thereafter. In addition, at the Borrowers' option, each existing LIBOR Loan shall be immediately (i) converted to a Prime Loan on the last Business Day of the then existing Interest

Period, or (ii) due and payable on the last Business Day of the then existing Interest Period, without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrowers.

(d) Regulatory Change. In addition, if, after the date hereof, a Regulatory Change shall, in the reasonable determination of the Bank, make it unlawful for the Bank to make or maintain the LIBOR Loans, then the Bank shall promptly notify the Borrowers and none of the Loans may be advanced as a LIBOR Loan thereafter. In addition, at the Borrowers' option, each existing LIBOR Loan shall be immediately (i) converted to a Prime Loan on the last Business Day of the then existing Interest Period or on such earlier date as required by law, or (ii) due and payable on the last Business Day of the then existing Interest Period or on such earlier date as required by law, all without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrowers.

3. CONDITIONS OF BORROWING.

Notwithstanding any other provision of this Agreement, the Bank shall not be required to disburse or make all or any portion of the Loans if any of the following conditions shall have occurred.

3.1 Loan Documents. The Borrowers shall have failed to execute and deliver to the Bank any of the following Loan Documents (collectively, the "Loan Documents"), all of which must be satisfactory to the Bank and the Bank's counsel in form, substance and execution:

(a) Loan Agreement. Two copies of this Agreement duly executed by the Borrowers.

(b) Draw Note. A Draw Note duly executed by the Borrowers, in the form attached hereto as Exhibit A.

(c) Term Note. Term Note duly executed by the Borrowers, in the form attached hereto as Exhibit B.

(d) Master Equipment Lease Agreement. Intentionally Omitted.

(e) Resolutions. Resolutions of the Borrowers authorizing the execution of this Agreement and the Loan Documents.

(f) Additional Documents. Such other agreements, certificates, financial statements, schedules, resolutions, opinions of counsel, notes and other documents which are provided for hereunder or which the Bank shall reasonably require.

(g) Documentary Stamps / Taxes. Borrowers shall be responsible for paying all documentary stamp taxes, recording and / or filing fees, taxes, intangible taxes, and similar obligations imposed on the making of the Loans and the securing of the Bank's security interest in the Collateral under this Agreement.

3.2 Event of Default. Any Event of Default, or any event which, with notice or lapse of time, or both would constitute an Event of Default, shall have occurred and be continuing.

3.3 Adverse Changes. A material adverse change in the financial condition or affairs of the Borrowers, as determined in the Bank's sole and complete discretion, shall have occurred.

3.4 Litigation. Any litigation or governmental proceeding shall have been instituted against the Borrowers or any of its officers or shareholders which in the discretion of the Bank, reasonably exercised, materially adversely affects the financial condition or continued operation of the Borrowers.

3.5 Representations and Warranties. Any representation or warranty of the Borrowers contained herein or in any Loan Document shall be untrue or incorrect in any material way as of the date of any Loan as though made on such date, except to the extent such representation or warranty expressly relates to an earlier date.

4. INSTRUMENTS EVIDENCING LOANS.

4.1 Draw Note. The Draw Loan shall be evidenced by a single Draw Note (together with any and all renewal, extension, modification or replacement notes executed by the Borrowers and delivered to the Bank and given in substitution therefor, the "Draw Note") in the form of Exhibit A attached hereto, duly executed by the Borrowers and payable to the order of the Bank. At the time of the initial disbursement of a Draw Loan and at each time an additional Draw Loan shall be requested hereunder or a repayment made in whole or in part thereon, an appropriate notation thereof shall be made on the books and records of the Bank. All amounts recorded shall be, absent demonstrable error, conclusive and binding evidence of (i) the principal amount of the Draw Loans advanced hereunder, (ii) any unpaid interest owing on the Draw Loans, and (iii) all amounts repaid on the Draw Loans. The failure to record any such amount or any error in recording such amounts shall not, however, limit or otherwise affect the obligations of the Borrowers under the Draw Note to repay the principal amount of the Draw Loans, together with all interest accruing thereon.

4.2 Term Note. Term Loan shall be evidenced by a single Term Note (together with any and all renewal, extension, modification or replacement notes executed by the Borrowers and given in substitution therefor, "Term Note") in the form of Exhibit B attached hereto, duly executed by the Borrowers and payable to the order of the Bank. At the time of the disbursement of the Term Loan or a repayment made in whole or in part thereon, an appropriate notation thereof shall be made on the books and records of the Bank. All amounts recorded shall be, absent demonstrable error, conclusive and binding evidence of (i) the principal amount of Term Loan advanced hereunder, (ii) any unpaid interest owing on Term Loan and (iii) all amounts repaid on Term Loan. The failure to record any such amount or any error in recording such amounts shall not, however, limit or otherwise affect the obligations of the Borrowers under Term Note to repay the principal amount of Term Loan, together with all interest accruing thereon.

5. MANNER OF BORROWING.

5.1 Draw Loan. The Draw Loan shall be made available to the Borrowers upon any written, verbal, electronic, telephonic or telecopy loan request which the Bank in good faith believes to emanate from a properly authorized representative of the Borrowers, whether or not that is in fact the case. Each such request shall be effective upon receipt by the Bank, shall be irrevocable, and shall specify the date, amount of borrowing. A request for a Draw Loan must be (i) received by the Bank no later than 11:00 a.m. Jacksonville, Florida time, three (3) days before the day it is to be funded. The proceeds of each Loan shall be made available at the office of the Bank by credit to the account of the Borrowers or by other means requested by the Borrowers and acceptable to the Bank. The Borrowers do hereby irrevocably confirm, ratify and approve all such advances by the Bank and do hereby indemnify the Bank against losses and expenses (including court costs, attorneys' and paralegals' fees) and shall hold the Bank harmless with respect thereto.

5.2 Term Loan. The Term Loan shall be fully disbursed upon funding at or immediately subsequent to the Closing Date, provided all conditions precedent for funding of the Term Loan have occurred and made available to the Borrowers upon the written, oral, electronic, telephonic or telecopy loan request which the Bank in good faith believes to emanate from a properly authorized representative of the Borrower, whether or not that is in fact the case. Such request shall be effective upon receipt by the Bank, shall be irrevocable, and shall specify the date and the full amount of the Loan which must be funded in a single draw. A request must be received by the Bank no later than 11:00 a.m., eastern standard time on the day it is to be funded. The proceeds of the Loan shall be made available at the office of the Bank by credit to the accounts of the Borrowers at the Bank or by other means requested by the Borrower and acceptable to the Bank.

6. GRANT OF SECURITY FOR THE OBLIGATIONS.

6.1 Security for Obligations. Subject to the specific exclusions set forth in Section 6.2 hereof, as security for the payment of the Obligations, the Borrowers do hereby irrevocably pledge, assign, transfer, hypothecate and deliver to the Bank and do hereby grant and hypothecate to the Bank a continuing and unconditional security interest in and to any and all property of the Borrowers, of any kind or description, tangible or intangible, whether now existing or hereafter arising or acquired, including, but not limited to, the following (all of which property, along with the products and proceeds therefrom, including the Additional Collateral, and the Assignment set forth in Section 6.9 of this Agreement are individually and collectively referred to as the "Collateral"):

(a) all property of, or for the account of, the Borrowers now or hereafter coming into the possession, control or custody of, or in transit to, the Bank or any agent or bailee for the Bank or any parent, affiliate or subsidiary of the Bank or any participant with the Bank in the Loans (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise), including all earnings, dividends, interest, or other rights in connection therewith and the products and proceeds therefrom, including the proceeds of insurance thereon; and

(b) the additional property of the Borrowers, whether now existing or hereafter arising or acquired, and wherever now or hereafter located, together with all additions and accessions thereto, substitutions for, and replacements, products and proceeds therefrom, and all of the Borrowers' books and records and recorded data relating thereto (regardless of the medium of recording or storage), together with all of the Borrowers' right, title and interest in and to all computer software required to utilize, create, maintain and process any such records or data on electronic media, identified and set forth as follows:

(i) All accounts and all goods whose sale, lease or other disposition by the Borrowers has given rise to accounts and have been returned to, or repossessed or stopped in transit by, the Borrowers, or rejected or refused by an Account Debtor;

(ii) All inventory, including ATM and DVD machines and equipment, including, without limitation, raw materials, work-in-process and finished goods;

(iii) All goods (other than inventory), including, without limitation, embedded software, equipment, vehicles, furniture and fixtures;

(iv) All software and computer programs;

(v) All securities, investment property, financial assets and deposit accounts;

(vi) All chattel paper, electronic chattel paper, instruments, documents, letter of credit rights, all proceeds of letters of credit, health care insurance receivables, supporting obligations, notes secured by real estate, commercial tort claims and general intangibles, including payment intangibles; and

(vii) All proceeds (whether cash proceeds or noncash proceeds) of the foregoing property, including all insurance policies and proceeds of insurance payable by reason of loss or damage to the foregoing property or any part thereof, including unearned premiums, and of eminent domain or condemnation awards.

6.2 Specific Exclusions to Collateral. Notwithstanding anything to the contrary in this Agreement or any of the Loan Documents, the Bank shall have no security interest in the equipment described on **Schedule 6.2** attached hereto and made a part hereof; provided, however, that once existing loans are paid in full and UCC financing statements or other evidence of security are terminated or required to be terminated, the Bank shall have the right to a first security interest in said equipment and the right to file UCC financing statements or other appropriate security statements against said equipment.

6.3 Cross-Collateral. Any Collateral of the Borrowers pledged or secured under any other agreements with the Bank, shall secure all of the Obligations hereunder.

6.4 Possession and Transfer of Collateral. Until an Event of Default has occurred hereunder, the Borrowers shall be entitled to possession or use of the Collateral. The cancellation or surrender of the Notes, upon payment or otherwise, shall not affect the right of the Bank to retain the Collateral for any other of the Obligations. The Borrowers shall not sell, assign (by operation of law or otherwise), license, lease or otherwise dispose of, or grant any option with respect to any of the Collateral, except that the Borrowers may sell Inventory in the ordinary course of business.

6.5 Financing Statements. The Borrowers shall, at the Bank's request, at any time and from time to time, execute and deliver to the Bank such financing statements, amendments and other documents and do such acts as the Bank deems necessary in order to establish and maintain valid, attached and perfected first security interests in the Collateral in favor of the Bank, free and clear of all Liens and claims and rights of third parties whatsoever (except as otherwise specifically set forth in Section 8 hereof). The Borrowers hereby irrevocably authorize the Bank at any time, and from time to time, to file in any jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of the Borrowers or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed, or (ii) as being of an equal or lesser scope or within greater detail, and (b) contain any other information required by Section 5 of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed regarding the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether the Borrowers are organizations, the type of organization and any organization identification numbers issued to the Borrowers, and (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. The Borrowers agree to furnish any such information to the Bank promptly upon request. The Borrowers further ratify and affirm their respective authorizations for any financing statements and/or amendments thereto, executed and filed by the Bank in any jurisdiction prior to the date of this Agreement.

6.6 Additional Collateral. The Borrowers shall deliver to the Bank immediately upon its demand, such other collateral as the Bank may from time to time request, should the value of the Collateral, in the Bank's sole and absolute discretion, decline, deteriorate, depreciate or become impaired, and does hereby grant to the Bank a continuing security interest in such other collateral, which, when pledged, assigned and transferred to the Bank shall be and become part of the Collateral. The Bank's security interests in each of the foregoing Collateral shall be valid, complete and perfected whether or not covered by a specific assignment.

6.7 Preservation of the Collateral. The Bank may, but is not required to, take such action from time to time as the Bank deems appropriate to maintain or protect the Collateral. The Bank shall have exercised reasonable care in the custody and preservation of the Collateral if it takes such action as the Borrowers shall reasonably request in writing; provided, however, that such request shall not be inconsistent with the Bank's status as a secured party, and the failure of the Bank to comply with any such request shall not be deemed a failure to exercise reasonable care. In addition, any failure of the Bank to preserve or protect any rights with respect to the

Collateral against prior or third parties, or to do any act with respect to preservation of the Collateral, not so requested by the Borrowers, shall not be deemed a failure to exercise reasonable care in the custody or preservation of the Collateral. The Borrowers shall have the sole responsibility for taking such action as may be necessary, from time to time, to preserve all rights of the Borrowers and the Bank in the Collateral against prior or third parties. Without limiting the generality of the foregoing, where Collateral consists in whole or in part of securities, the Borrowers represent to, and covenant with, the Bank that the Borrowers have made arrangements for keeping informed of changes or potential changes affecting the securities (including, but not limited to, rights to convert or subscribe, payment of dividends, reorganization or other exchanges, tender offers and voting rights), and the Borrowers agree that the Bank shall have no responsibility or liability for informing the Borrowers of any such or other changes or potential changes or for taking any action or omitting to take any action with respect thereto.

6.8 Other Actions as to any and all Collateral. The Borrowers further agree to take any other action reasonably requested by the Bank to insure the attachment, perfection and first priority of, and the ability of the Bank to enforce, the Bank's security interest in any and all of the Collateral including, without limitation, (a) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the Uniform Commercial Code, to the extent, if any, that the Borrowers' signature thereon is required therefor, (b) causing the Bank's name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of the bank to enforce, the Bank's security interest in such Collateral, (c) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Bank to enforce, the Bank's security interest in such Collateral, (d) obtaining governmental and other third party consents and approvals, including without limitation any consent of any licensor, lessor or other Person obligated on Collateral, (e) obtaining waivers from mortgagees and landlords in form and substance satisfactory to the Bank, and (f) taking all actions required by the UCC in effect from time to time or by other law, as applicable in any relevant UCC jurisdiction, or by other law as applicable in any foreign jurisdiction.

6.9 Assignment of Contracts, Leases, and Agreements.

(a) In addition to the Collateral described in this Section 6 and its subparts as referenced above and in order to further secure the payment of the Loans, and the Borrowers' obligations under the Loan Documents now or hereafter existing between Borrowers, hereinafter referred to in this Section 6.9 as Assignors, and the Bank, hereinafter referred to in this Section 6.9 as the Assignee, and as an essential and integral part of this Agreement, and in consideration of the making of the Loans, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the said Assignors do hereby immediately and absolutely sell, assign, transfer, convey and set over unto the Assignee, its successors and assigns, all right, title, interest and privileges which the Assignors have and may have in any and all contracts, leases, and agreements now existing or hereafter made with respect to the placement, rental and servicing of ATM and DVD kiosks owned by Assignors, as were particularly identified on **Schedule 6.9** attached hereto as said contracts, leases, and agreements, may have been, or may

be from time to time hereafter modified, extended or renewed (collectively the "Operating Agreements"), including all of the rents, issues, income, revenue, and profits due and becoming due under the Operating Agreements, and the acceptance of this Assignment and the collection of rents, issues, income, revenue, payments, or profits under the Operating Agreements hereby assigned shall not constitute a waiver of any rights of the Assignee under the terms of the Loan Documents.

(b) With respect to Operating Agreements executed after the execution of this Agreement, Assignors shall give written notice to each customer of Borrowers whose Operating Agreement is assigned by this Section 6.9 to Assignee (the Bank) and the Bank's security interest in any such Operating Agreement, and shall promptly serve a copy of said notice to the Bank.

(c) Forthwith after the execution of this Agreement, Borrowers shall also provide in each and every Operating Agreement with any of its ATM or DVD customers executed after the date of this Agreement (or any extension or renewal thereof) existing on the date of this Agreement) for the assignment of Borrowers' rights under the Operating Agreements without the consent of such customer, in the following form:

"Notwithstanding anything to the contrary in this Agreement, this Agreement shall be assignable by (appropriate Borrower) ("Assignor") without the further consent of (customer)."

(d) Assignor hereby agrees to deliver an executed copy of any such Assignment to Fifth Third Bank forthwith after the execution of such Operating Agreement.

7. REPRESENTATIONS AND WARRANTIES.

To induce the Bank to make the Loans, the Borrowers make the following representations and warranties to the Bank, each of which shall be true and correct as of the date of the execution and delivery of this Agreement, and which shall survive the execution and delivery of this Agreement:

7.1 Borrowers' Organization and Name. The Borrowers' organizational information and names are as follows:

GLOBAL AXCESS CORP, a Nevada corporation
7800 Belfort Parkway, Suite 165
Jacksonville, Florida 32256;

Nevada Organizational Number:	C3077-1984
Florida Document Number:	F04000005796

NATIONWIDE MONEY SERVICES, INC., a Nevada corporation
7800 Belfort Parkway, Suite 165
Jacksonville, Florida 32256

Nevada Organizational Number:	C17069-1993
Florida Document Number:	F00000003941

NATIONWIDE NTERTAINMENT SERVICES, INC., a Nevada corporation
7800 Belfort Parkway, Suite 165
Jacksonville, Florida 32256
Nevada Organizational Number: C22806-2001
Florida Document Number: F09000001025

EFT INTEGRATION, INC., a Florida corporation
7800 Belfort Parkway, Suite 165
Jacksonville, Florida 32256
Florida Document Number: P99000009108

Borrowers are all each a separate for profit corporation duly organized, existing and authorized to do business in the State of Nevada, except that Borrower EFT INTEGRATION, INC., is a Florida corporation. The Borrowers are with full and adequate corporate power to carry on and conduct their business as presently conducted. The Borrowers are duly licensed or qualified in all foreign jurisdictions wherein the nature of their activities require such qualification or licensing. The exact legal name of the Borrowers are as set forth in the first paragraph of this Agreement and in this subpart, and the Borrowers currently do not conduct, nor have they during the last five (5) years conducted, business under any other names or trade names, except as shown on Schedule 7.1 attached hereto.

7.2 Authorization; Validity. The Borrowers have full right, power and authority to enter into this Agreement, to make the borrowings and execute and deliver the Loan Documents as provided herein and to perform all of their duties and obligations under this Agreement and the Loan Documents. The execution and delivery of this Agreement and the Loan Documents will not, nor will the observance or performance of any of the matters and things herein or therein set forth, violate or contravene any provision of law or of the articles of incorporation or bylaws or Articles of Organization of the Borrowers. All necessary and appropriate action has been taken on the part of the Borrowers to authorize the execution and delivery of this Agreement and the Loan Documents. This Agreement and the Loan Documents are valid and binding agreements and contracts of the Borrowers in accordance with their respective terms.

7.3 Compliance With Laws. The nature and transaction of the Borrowers' business and operations and the use of their respective properties and assets, including, but not limited to, the Collateral or any real estate owned or occupied by the Borrowers, do not and during the term of the Loans shall not, violate or conflict with any applicable law, statute, ordinance, rule, regulation or order of any kind or nature, including, without limitation, the provisions of the Fair Labor Standards Act or any zoning, land use, building, noise abatement, occupational health and safety or other laws, any building permit or any condition, grant, easement, covenant, condition or restriction, whether recorded or not. Without limitation, the Borrowers shall at all times maintain all necessary licenses, charter, permits (collectively the "Permits"), and any other required Permits for the operation of their ordinary businesses.

7.4 Intentionally Omitted. [Environmental Laws].

7.5 Absence of Breach. The execution, delivery and performance of this Agreement, the Loan Documents and any other documents or instruments to be executed and delivered by the Borrowers in connection with the Loans shall not: (i) violate any provisions of law or any applicable regulation, order, writ, injunction or decree of any court or governmental authority, or (ii) conflict with, be inconsistent with, or result in any breach or default of any of the terms, covenants, conditions, or provisions of any indenture, mortgage, deed of trust, instrument, document, agreement or contract of any kind to which the Borrowers are a party or by which the Borrowers or any of their property or assets may be bound.

7.6 Collateral Representations. One or more of the Borrowers are the sole owner of the Collateral, free from any Lien of any kind, other than the Lien of the Bank and Permitted Liens (hereinafter defined) in Section 8.2.

7.7 Financial Statements. All financial statements submitted to the Bank have been prepared in accordance with GAAP on a basis, except as otherwise noted therein, consistent with the previous fiscal year and truly and accurately reflect the financial condition of the Borrowers and the results of the operations for the Borrowers as of such date and for the periods indicated. Since the date of the most recent financial statement submitted by the Borrowers to the Bank, there has been no material adverse change in the financial condition or in the assets or liabilities of the Borrowers, or any changes except those occurring in the ordinary course of business.

7.8 Litigation and Taxes. There is no litigation, demand, charge, claim, petition or governmental investigation or proceeding pending, or to the best knowledge of the Borrowers, threatened, against the Borrowers, which, if adversely determined, would result in any material adverse change in the financial condition or properties, business or operations of the Borrowers. The Borrowers have duly filed all applicable income or other tax returns and have paid all income or other taxes when due. There is no controversy or objection pending, or to the best knowledge of the Borrowers, threatened in respect of any tax returns of the Borrowers.

7.9 Event of Default. No Event of Default has occurred and is continuing, and no event has occurred and is continuing which, with the lapse of time, the giving of notice, or both, would constitute such an Event of Default under this Agreement or any of the Loan Documents and the Borrowers are not in Material default under any Operating Agreement, other contract, lease or agreement to which they are a party.

7.10 ERISA Obligations. All Employee Plans of the Borrowers meet the minimum funding standards of Section 302 of ERISA where applicable and each such Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 is qualified. No withdrawal liability has been incurred under any such Employee Plans and no "Reportable Event" or "Prohibited Transaction" (as such terms are defined in ERISA), has occurred with respect to any such Employee Plans, unless approved by the appropriate governmental agencies. The Borrowers have promptly paid and discharged all obligations and liabilities arising under the Employee Retirement Income Security Act of 1974 ("ERISA") of a

character which if unpaid or unperformed might result in the imposition of a Lien against any of its properties or assets.

7.11 Adverse Circumstances. No condition, circumstance, event, agreement, document, instrument, restriction, litigation or proceeding (or threatened litigation or proceeding or basis therefor) exists which (a) could adversely affect the validity or priority of the Liens granted to the Bank under the Loan Documents, (b) could materially adversely affect the ability of the Borrowers to perform its obligations under the Loan Documents, (c) would constitute a default under any of the Loan Documents, or (d) would constitute such a default with the giving of notice or lapse of time or both.

7.12 Lending Relationship. The Borrowers acknowledge and agree that the relationship hereby created with the Bank is and has been conducted on an open and arm's length basis in which no fiduciary relationship exists and that the Borrowers have not relied and is not relying on any such fiduciary relationship in executing this Agreement and in consummating the Loans. The Bank represents that it will receive the Notes payable to its order as evidence of a bank loan.

7.13 Business Loan. The Loans, including interest rate, fees and charges as contemplated hereby, (i) are business loans within, (ii) are an exempted transaction under the Truth In Lending Act, 12 U.S.C. 1601 et seq., as amended from time to time, and (iii) do not, and when disbursed shall not, violate the provisions of the Florida usury laws, any consumer credit laws or the usury laws of any state which may have jurisdiction over this transaction, the Borrowers or any property securing the Loans.

7.14 Compliance with Regulation U. No portion of the proceeds of the Loans shall be used by the Borrowers, or any affiliates of the Borrowers, either directly or indirectly, for the purpose of purchasing or carrying any margin stock, within the meaning of Regulation U as adopted by the Board of Governors of the Federal Reserve System.

7.15 Governmental Regulation. The Borrowers, their Subsidiaries and any guarantors are not, or after giving effect to any loan, will not be, subject to regulation under the Public Utility Holding Borrowers Act of 1935, the Federal Power Act or the Investment Borrowers Act of 1940 or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.

7.16 Place of Business. The principal place of business of the Borrowers is 7800 Belfort Parkway, Suite 165, Jacksonville, Florida 32256, and the Borrowers shall promptly notify the Bank of any change in such location. The Borrowers will not remove or permit the Collateral to be removed from such location or any other location in which Collateral securing the Loans is situated, without the prior written consent of the Bank, except for ATM and DVD machines and equipment reported on the Quarterly Equipment Location Reports required under Section 9.10 hereof.

7.17 Complete Information. This Agreement and all financial statements, schedules, certificates, confirmations, agreements, contracts, and other materials submitted to the Bank in

connection with or in furtherance of this Agreement by or on behalf of the Borrowers fully and fairly state the matters with which they purport to deal, and neither misstate any material fact nor, separately or in the aggregate, fail to state any material fact necessary to make the statements made not misleading.

8. NEGATIVE COVENANTS.

8.1 Indebtedness. The Borrowers shall not, without the Bank's prior written approval, either directly or indirectly, create, assume, incur or have outstanding any Indebtedness (including purchase money indebtedness), or become liable, whether as endorser, guarantor, surety or otherwise, for any debt or obligation of any other Person, except:

(a) the Obligations;

(b) endorsement for collection or deposit of any commercial paper secured in the ordinary course of business;

(c) obligations of the Borrowers for taxes, assessments, municipal or other governmental charges;

(d) obligations of the Borrowers for accounts payable, other than for money borrowed or obligations incurred under the Operating Agreements or otherwise in the ordinary course of business; and

(e) obligations of the Borrowers individually or collectively for the purchase of real estate or the expansion of facilities under a total of $50,000 in the aggregate; and

(f) obligations existing on the date hereof which are disclosed on the financial statements referred to in Section 7.

8.2 Encumbrances. Except for Liens concurrently effected in favor of Wells Fargo Equipment Finance, Inc. and Wachovia Bank National Association with respect only to the equipment shown on **Schedule 6.2** and the debt to Dr. Robert Mehlman referenced on **Schedule 8.2** attached hereto and made a part hereof, the Borrowers shall not, either directly or indirectly, create, assume, incur or suffer or permit to exist any Lien or charge of any kind or character upon any asset of the Borrowers, whether owned at the date hereof or hereafter acquired except the following ("Permitted Liens"):

(a) Liens for taxes. assessments or other governmental charges not yet due or which are being contested in good faith by appropriate proceedings in such a manner as not to make the property forfeitable;

(b) Liens or charges incidental to the conduct of their business or the ownership of their property and assets which were not incurred in connection with the borrowing of money or the obtaining of an advance or credit, and which do not in the

aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of their business;

(c) Liens arising out of judgments or awards against the Borrowers with respect to which they shall concurrently therewith be prosecuting a timely appeal or proceeding for review and with respect to which they shall have secured a stay of execution pending such appeal or proceedings for review;

(d) pledges or deposits to secure obligations under worker's compensation laws or similar legislation;

(e) good faith deposits in connection with lending contracts or leases to which the Borrowers are parties;

(f) deposits to secure public or statutory obligations of the Borrowers;

(g) Liens granted to the Bank hereunder; and

(h) Subordinate Liens expressly permitted by the Bank.

8.3 Investments. The Borrowers shall not, either directly or indirectly, make or have outstanding any new investments (whether through purchase of stocks, obligations or otherwise) in, or loans or advances to, any other Person, or acquire all or any substantial part of the assets, business, stock or other evidence of beneficial ownership of any other Person except:

(a) investments in direct obligations of the United States;

(b) investments in certificates of deposit issued by the Bank or any bank with assets greater than One Hundred Million Dollars ($100,000,000.00); or

(c) investments in Prime Commercial Paper (for purposes hereof, Prime Commercial Paper shall mean short-term unsecured promissory notes sold by large corporations and rated A-1/P-1 by Standard & Poor's Ratings Group, a division of McGraw Hill, Inc., and Moody's Investment Service, Inc.) or

(d) investments in Subsidiaries.

(e) Notwithstanding the above, the Borrowers shall not, either directly or indirectly, make or have outstanding any new real estate investments (whether through purchase of stocks, obligations or otherwise), or acquire all or any substantial part of any real estate, without the prior written consent of the Bank which may be withheld in its sole discretion.

8.4 Distributions. The Borrowers shall not (a) make any distributions or dividends (other than stock dividends), whether in cash or otherwise, to any of their members, (b) purchase or redeem any of their equity interests or any warrants, options or other rights in respect thereof, (c) pay any management fees or similar fees to any of their members or any affiliate thereof, (d)

pay or prepay interest on, principal of, premium, if any, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or any other payment in respect of any subordinated debt, or (e) set aside funds for any of the foregoing.

8.5 Transfer; Merger. The Borrowers shall not, without the consent of the Bank which shall not be unreasonably withheld, either directly or indirectly, merge, consolidate, sell, transfer, license, lease, encumber or otherwise dispose of all or any part of their property or business or all or any substantial part of their assets, or sell or discount (with or without recourse) any of its Promissory Notes, Chattel Paper, Payment Intangibles or Accounts.

8.6 Issuance of Shares/Membership. The Borrowers shall not, either directly or indirectly, issue or distribute any additional shares or other securities of the Borrowers, or elect any additional members, except in the ordinary course of the Borrowers' business with the consent of the Bank, not to be unreasonably withheld.

8.7 Use of Proceeds. Neither the Borrowers nor any of its Subsidiaries or affiliates shall use any portion of the proceeds of the Loans, either directly or indirectly, for the purpose of purchasing any securities underwritten by the Bank or an affiliate of the Bank.

8.8 Bank Accounts. The Borrowers shall not establish any new Deposit accounts or other bank accounts, other than bank accounts established at or with the Bank without the prior written consent of the Bank.

8.9 Change of Legal Status. The Borrowers shall not, without the consent of the Bank which shall not be unreasonably withheld, change their names, their organizational identification number, or their jurisdiction of organization or other legal structure.

9. AFFIRMATIVE COVENANTS.

9.1 Compliance with Bank Regulatory Requirements. Upon demand by the Bank, the Borrowers shall reimburse the Bank for the Bank's additional costs and/or any reductions in the amount of principal or interest received or receivable by the Bank if at any time after the date of this Agreement any law, treaty or regulation or any change in any law, treaty or regulation or the interpretation thereof by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority having jurisdiction over the Bank or the Loans, whether or not having the force of law, shall impose, modify or deem applicable any reserve (except reserve requirements taken into account in calculating the interest rate and/or special deposit requirement against or in respect of assets held by or deposits in or for the account of the Loans by the Bank or impose on the Bank any other condition with respect to this Agreement or the Loans, the result of which is to either increase the cost to the Bank of making or maintaining the Loans or to reduce the amount of principal or interest received or receivable by the Bank with respect to such Loans. Said additional costs and/or reductions will be those which directly result from the imposition of such requirement or condition on the making or maintaining of such Loans. All Loans shall be deemed to be match funded for the purposes of the Bank's determination in the previous sentence. Notwithstanding the foregoing, the Borrowers

shall not be required to pay any such additional costs which could be avoided by the Bank with the exercise of reasonable conduct and diligence.

9.2 Borrowers' Existence. The Borrowers shall at all times preserve and maintain their existence, rights, franchises and privileges, and shall at all times continue as a going concern in the business which the Borrowers are presently conducting.

9.3 Maintain Collateral. The Borrowers shall at all times maintain, preserve and keep their physical plant, properties and equipment, including, but not limited to, any collateral, in good repair, working order and condition, normal wear and tear excepted, and shall from time to time make all needful and proper repairs, renewals, replacements, and additions thereto so that at all times the efficiency thereof shall be fully preserved and maintained. The Borrowers shall permit the Bank to examine and inspect such plant, properties and equipment, including, but not limited to, any collateral, at all reasonable times at the Bank's expense unless after the occurrence of an Event of Default, in which case it shall be at the expense of Borrowers.

9.4 Maintain Insurance. The Borrowers shall at all times insure and keep insured in insurance companies acceptable to the Bank, all insurable property owned by them which is of a character usually insured by companies similarly situated and operating like properties, against loss or damage from fire and such other hazards or risks as are customarily insured against by companies similarly situated and operating like properties; and shall similarly insure employers', public and professional liability risks. **Prior to the date of the funding of the Notes, the Borrowers shall deliver to the Bank a certificate setting forth in summary form the nature and extent of the insurance maintained by the Borrowers pursuant to this Section 9. All such policies of insurance must be satisfactory to the Bank in relation to the amount and term of the Obligations and type and value of the Collateral and assets of the Borrowers, shall identify the Bank as lender's loss payee and as an additional insured**. In the event the Borrowers either fail to provide the Bank with evidence of the insurance coverage required by this Section or at any time hereafter shall fail to obtain or maintain any of the policies of insurance required above, or to pay any premium in whole or in part relating thereto, then the Bank, without waiving or releasing any obligation or default by the Borrowers hereunder, may at any time (but shall be under no obligation to so act), obtain and maintain such policies of insurance and pay such premium and take any other action with respect thereto, which the Bank deems advisable. This insurance coverage (i) may, but need not, protect the Borrowers' interest in such property, including, but not limited to the Collateral, and (ii) may not pay any claim made by, or against, the Borrowers in connection with such property, including, but not limited to the Collateral. The Borrowers may later cancel any such insurance purchased by the Bank, but only after providing the Bank with evidence that the Borrowers has obtained the insurance coverage required by this Section. The costs of such insurance obtained by the Bank, through and including the effective date such insurance coverage is canceled or expires, shall be payable on demand by the Borrowers to the Bank, together with interest at the Default Rate on such amounts until repaid and any other charges by the Bank in connection with the placement of such insurance. The costs of such insurance, which may be greater than the cost of insurance which the Borrowers may be able to obtain on its own, together with interest thereon at the Default Rate and any other charges by the Bank in connection with the placement of such insurance may be added to the total Obligations due and owing.

9.5 Tax Liabilities. The Borrowers shall at all times pay and discharge all property and other taxes, assessments and governmental charges upon, and all claims (including claims for labor, materials and supplies) against the Borrowers or any of their properties, equipment or inventory, before the same shall become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith by appropriate proceedings and are insured against or bonded over to the satisfaction of the Bank.

9.6 ERISA Liabilities; Employee Plans. The Borrowers shall (i) keep in full force and effect any and all Employee Plans which are presently in existence or may, from time to time, come into existence under ERISA, and not withdraw from any such Employee Plans, unless such withdrawal can be effected or such Employee Plans can be terminated without liability to the Borrowers; (ii) make contributions to all of such Employee Plans in a timely manner and in a sufficient amount to comply with the standards of ERISA; including the minimum funding standards of ERISA; (iii) comply with all material requirements of ERISA which relate to such Employee Plans; (iv) notify the Bank immediately upon receipt by the Borrowers of any notice concerning the imposition of any withdrawal liability or of the institution of any proceeding or other action which may result in the termination of any such Employee Plans or the appointment of a trustee to administer such Employee Plans; (v) promptly advise the Bank of the occurrence of any "Reportable Event" or "Prohibited Transaction" (as such terms are defined in ERISA), with respect to any such Employee Plans; and (vi) amend any Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 to the extent necessary to keep the Employee Plan qualified, and to cause the Employee Plan to be administered and operated in a manner that does not cause the Employee Plan to lose its qualified status.

9.7 Financial Statements. The Borrowers shall at all times maintain a standard and modern system of accounting, on the accrual basis of accounting and in all respects in accordance with GAAP, and shall furnish to the Bank or its authorized representatives such information regarding the business affairs, operations and financial condition of the Borrowers, including, but not limited to:

(a) as soon as available, and in any event, within one hundred twenty (120) days after the close of each of their fiscal years, a copy of the annual audited financial statements of the Borrowers, including balance sheet, statement of income and retained earnings, statement of cash flows for the fiscal year then ended and such other information (including nonfinancial information) as the Bank may reasonably request, in reasonable detail, prepared and certified by an independent certified public accountant acceptable to the Bank; and

(b) as soon as available, and in any event, within sixty (60) days following the end of each fiscal quarter, a copy of the company prepared financial statements of the Borrowers regarding such fiscal quarter, including balance sheet, statement of income and retained earnings, statement of cash flows for the fiscal quarter then ended and such other information (including nonfinancial information) as the Bank may request, in reasonable detail, prepared and certified as accurate by the Borrowers.

(c) unless subsequently requested in writing by the Bank, so long as Borrowers are reporting companies under the Securities Exchange Act of 1934 and are timely filing the reports required thereunder to the Securities Exchange Commission, Borrowers will not be required to furnish the financial statements as provided in clauses (a) and (b) above.

No change with respect to such accounting principles shall be made by the Borrowers without giving prior notification to the Bank. The Borrowers represent and warrant to the Bank that the financial statements delivered to the Bank at or prior to the execution and delivery of this Agreement and to be delivered at all times thereafter accurately reflect and will accurately reflect the financial condition of the Borrowers. The Bank shall have the right at all times during business hours to inspect the books and records of the Borrowers and make extracts therefrom. The Borrowers agree to advise the Bank immediately of any material adverse change in the financial condition, the operations or any other status of the Borrowers.

9.8 Supplemental Financial Statements. The Borrowers shall immediately upon receipt thereof, provide to the Bank copies of interim and supplemental reports if any, submitted to the Borrowers by independent accountants in connection with any interim audit or review of the books of the Borrowers.

9.9 Field Audits. Bank shall have the right to conduct a field examination of the accounts and inventory of the Borrowers at the Borrowers' sole expense. A field examination is an on-site inspection to ascertain the quality and existence of pledged assets; evaluate the Borrowers' internal controls and accounting and finance functions; and test the accuracy of financial reporting received from the Borrowers, the results of which must be satisfactory to the Bank in the Bank's sole and absolute discretion.

9.10 Other Reports/Quarterly Equipment Location Report. The Borrowers shall, within such period of time as the Bank may specify, deliver to the Bank such other schedules and reports as the Bank may require, including, but not limited to, the following: Within sixty (60) days after the end of each quarter, an equipment Location Report, in form and substance reasonably acceptable to the Bank, identifying the equipment (as defined in the Master Equipment Lease Agreement) by serial number, physical address of each item of equipment, and the name of the merchant or user in possession of the equipment, prepared and certified as complete and correct, by the Borrower.

9.11 Collateral Records. Borrowers shall keep full and accurate books and records relating to the Collateral and shall mark such books and records to indicate the Bank's Lien in the Collateral.

9.12 Notice of Proceedings. The Borrowers shall, immediately after knowledge thereof shall have come to the attention of any officer of the Borrowers, give written notice to the Bank of all threatened or pending actions, suits, and proceedings before any court or governmental department, commission, board or other administrative agency which may have a Material effect on the business, property or operations of the Borrowers.

9.13 Notice of Default. The Borrowers shall, immediately after the commencement thereof, give notice to the Bank in writing of the occurrence of an Event of Default or of any event which, with the lapse of time, the giving of notice or both, would constitute an Event of Default hereunder.

9.14 Banking Relationship. The Borrowers covenants and agrees, at all times during the term of this Agreement, to utilize the Bank as its primary bank of account and depository for all financial services, including all receipts, disbursements, cash management, electronic payment services (including credit card processing with FTPS) and related services and shall incur annual Treasure Management fees equal to Thirty Thousand & 00/100 Dollars ($30,000.00) per year, which shall be in addition to the fee as set out in Section 13.20 of this Agreement, and to maintain minimum deposits in Borrower, Global Axcess Corp.'s operating account in the amount of One Million Two Hundred Fifty Thousand & 00/100 Dollars ($1,250,000.00).

10. FINANCIAL COVENANTS.

10.1 Additional Defined Terms. For purposes of the following financial covenants, certain capitalized terms are defined as follows:

(a) "Debt Service Coverage Ratio" shall mean, for any Reference Period, and computed on a consolidated basis (if applicable), the ratio of Borrowers' net income before taxes, depreciation, amortization and interest expense, and non-cash expenses, less distributions, dividends and other "extraordinary expenses" defined for the purposes hereof as any expense classified under the Financial Accounting Standards Board (FASB) to be non-recurring and unrelated to the Borrowers' ordinary business operations, to Borrowers' interest expense plus all principal payments with respect to Indebtedness that were paid or were due and payable during such period.

(b) "EBITDA" shall mean, for any Reference Period, computed on a consolidated basis, the amount of Borrowers' earnings before interest, taxes, depreciation, and amortization expense for such period.

(c) "Excess Cash Flow" shall mean on a consolidated basis, the amount of Borrower's earnings before interest, taxes, depreciation and amortization, less (i) interest expense, (ii) all principal payments with respect to Indebtedness that were paid or were due and payable by the Borrower and its consolidated subsidiaries during the applicable period, (iii) rent and operating lease expense that were paid or were due and payable by the Borrower and its consolidated subsidiaries during the applicable period, (iv) all cash taxes paid in the same such period, and (v) Capital Expenditures (other than Capital Expenditures financed with the proceeds of purchase money Indebtedness or Capital Leases to the extent permitted hereunder).

(d) "Funded Indebtedness" shall mean Indebtedness (A) in respect of money borrowed, (B) evidenced by a note, debenture (senior and subordinated) or other like written obligation to pay money, (C) in respect of rent or hire of property under leases or

lease arrangements which under generally accepted accounting principles are required to be capitalized, or (D) in respect of obligations under conditional sales or other title retention agreements.

(e) "Senior Funded Indebtedness to EBITDA Ratio" shall mean, for any Reference Period, and computed on a consolidated basis (if applicable), the ratio of: Borrowers' Funded Indebtedness at the end of such period, to Borrowers' EBITDA during such period, excluding extraordinary or nonrecurring events such as gain or loss on sale of assets, accounting changes and insurance proceeds.

(f) "Reference Period" means, with respect to any Computation Date, the four fiscal quarters ending on such Computation Date.

10.2 Debt Service Coverage Ratio. For each Reference Period ended on the Computation Dates stated below, Borrowers shall maintain a *Debt Service Coverage Ratio* equal to or greater than the ratio indicated.

Computation Date	Debt Service Coverage Ratio
12/31/10	1.20 to 1.0
3/31/11 and thereafter	1.25 to 1.0

For the last period stated above, the corresponding ratio or greater shall be maintained during any subsequent period that an obligation remains outstanding pursuant to this Agreement.

10.3 Senior Funded Indebtedness to EBIDA Ratio. At all times during the Reference Periods ended on the Computation Dates stated below, Borrowers shall maintain a *Senior Funded Indebtedness to EBITDA Ratio* no greater than the ratio indicated.

Computation Date	Maximum Funded Indebtedness to EBITDA Ratio
12/31/10	2.75 to 1.0
3/31/11 to 12/31/11	2.50 to 1.0
3/31/12 and thereafter	2.25 to 1.0

For the last period stated above, the corresponding ratio shall not be exceeded during any subsequent period that an obligation remains outstanding pursuant to this Agreement.

11. EVENTS OF DEFAULT.

The Borrowers, without notice or demand of any kind, unless otherwise expressly provided below, shall be in default under this Agreement upon the occurrence of any of the following events (each an "Event of Default").

11.1 Nonpayment of Obligations. Any amount due and owing on the Notes or any of the Obligations, including any Rate Management Obligation, whether by its terms or as

otherwise provided herein, is not paid when due and such non payment continues for a period of ten (10) days.

11.2 Misrepresentation. Any oral or written warranty, representation, certificate or statement in this Agreement, the Loan Documents or any other agreement with the Bank shall be false in any material respect when made or at any time.

11.3 Nonperformance. Any failure to perform or default in the performance of any covenant, condition or agreement contained in this Agreement and, if capable of being cured, such failure to perform or default in performance continues for a period of fifteen (15) days after the Borrowers receives notice or knowledge from any source of such failure to perform or default in performance), or in the Loan Documents or any other agreement with the Bank and such failure to perform or default in performance continues beyond any applicable grace or cure period, or in any case where the Bank believes, in good faith, that the payment of Borrower's Obligations under a Note or Notes, or the performance of any of Borrower's other obligations under the Loan, is or will soon be impaired, or the Bank otherwise in good faith deems itself to be insecure for whatever reason.

11.4 Default under Loan Documents. A Material default beyond applicable grace or cure periods under any of the other Loan Documents, all of which covenants, conditions and agreements contained therein are hereby incorporated in this Agreement by express reference, shall be and constitute an Event of Default under this Agreement and any other of the Obligations.

11.5 Intentionally Omitted.

11.6 Cross-Default. Any event of default of the Borrowers' obligations under any other agreements with the Bank as such defaults are defined therein shall also constitute an Event of Default hereunder.

11.7 Assignment for Creditors. Any Obligor makes an assignment for the benefit of creditors, fails to pay, or admits in writing its inability to pay its debts as they mature; or if a trustee of any substantial part of the assets of any Obligor is applied for or appointed.

11.8 Bankruptcy. Any proceeding involving any Obligor, is commenced by or against such Obligor under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law or statute of the federal government or any state government, and in the case of any such proceeding being instituted against such Obligor, (i) such Obligor, by any action or failure to act indicates its approval of, consent to or acquiescence therein, or (ii) an order shall be entered approving the petition in such proceedings and such order is not vacated, stayed on appeal or otherwise shall not have ceased to continue in effect within sixty (60) days after the entry thereof).

11.9 Judgments. The entry of any Material judgment, decree, levy, attachment, garnishment or other process, or the filing of any Material Lien against any Obligor.

11.10 Change in Membership and Control. The occurrence of any sale, conveyance, assignment or other transfer, directly or indirectly, of any interest of the Borrowers, which results in any change in the identity of the individuals or entities previously in control of the Borrowers; or the grant of a security interest in any ownership interest of any Person, directly or indirectly controlling the Borrowers, which could result in a change in the identity of the individuals or entities previously in control of the Borrowers. For the purpose hereof, the terms "control" or "controlling" shall mean the possession of the power to direct, or cause the direction of, the management and policies of the Borrowers by contract or voting of securities or voting as a member of the Borrowers.

11.11 Collateral Impairment. The entry of any judgment, decree, levy, attachment, garnishment or other process, or the filing of any Lien against, any of the Collateral or any collateral under a separate security agreement securing any of the Obligations and such judgment or other process shall not have been, within thirty (30) days from the entry thereof, (i) bonded over to the satisfaction of the Bank and appealed, (ii) vacated, or (iii) discharged, or the loss, theft, destruction, seizure or forfeiture, or the occurrence of any material deterioration or impairment of any of the Collateral or any of the collateral under any security agreement securing any of the Obligations, or any material decline or depreciation in the value or market price thereof (whether actual or reasonably anticipated), which causes the Collateral, in the sole opinion of the Bank acting in good faith, to become unsatisfactory as to value or character, or which causes the Bank to reasonably believe that it is insecure and that the likelihood for repayment of the Obligations is or will soon be impaired, time being of the essence. The cause of such deterioration, impairment, decline or depreciation shall include, but is not limited to, the failure by the Borrowers to do any act deemed reasonably necessary by the Bank to preserve and maintain the value and collectability of the Collateral.

11.12 Rate Management Obligations and Agreements. Nonpayment by Borrowers of any Rate Management Obligation when due or the breach by Borrowers of any term, provision or condition contained in any Rate Management Agreement.

11.13 Subordinated Debt. The subordination provisions of any subordination agreement in favor of the Bank shall for any reason be revoked or invalid or otherwise cease to be in full force and effect. The Borrowers shall contest in any manner, or any other holder thereof shall contest in any judicial proceeding, the validity or enforceability of any such subordination agreement or deny that it has any further liability or obligation thereunder.

11.14 Material Adverse Event. The occurrence of any Material adverse event which causes a change in the financial condition of the Borrowers, or which would have a Material adverse effect on the business of the Borrowers.

12. REMEDIES.

Upon the occurrence of an Event of Default, the Bank shall have all rights, powers and remedies set forth in the Loan Documents, in any written agreement or instrument relating to any of the Obligations or any security therefor, or as otherwise provided at law or in equity. Without limiting the generality of the foregoing, the Bank may, at its option upon the occurrence of an

Event of Default, declare its commitments to the Borrowers to be terminated and all Obligations to be immediately due and payable, provided, however, that upon the occurrence of an Event of Default under either Section 11.7, "Assignment for Creditors", or Section 11.8, "Bankruptcy", all commitments of the Bank to the Borrowers shall immediately terminate and all Obligations shall be automatically due and payable, all without demand, notice or further action of any kind required on the part of the Bank. The Borrowers hereby waives any and all presentment, demand, notice of dishonor, protest, and all other notices and demands in connection with the enforcement of Bank's rights under the Loan Documents, and hereby consents to, and waives notice of release, with or without consideration, of any Borrowers or any guarantor or of any Collateral, notwithstanding anything contained herein or in the Loan Documents to the contrary. In addition to the foregoing:

12.1 Possession and Assembly of Collateral. To the extent permitted by applicable law or this Agreement, the Bank may, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which the Bank already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may enter into any of the Borrowers' premises where any of the Collateral may be or is supposed to be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of and the Bank shall have the right to store the same in any of the Borrowers' premises without cost to the Bank. At the Bank's request, the Borrowers will, at the Borrowers' sole expense, assemble the Collateral and make it available to the Bank at a place or places to be designated by the Bank which is reasonably convenient to the Bank and the Borrowers.

12.2 Sale of Collateral. To the extent permitted by applicable law or this Agreement, the Bank may sell any or all of the Collateral at public or private sale, upon such terms and conditions as the Bank may deem proper, and the Bank may purchase any or all of the Collateral at any such sale. The Bank may apply the net proceeds, after deducting all costs, expenses, attorneys' and paralegals' fees incurred or paid at any time in the collection, protection and sale of the Collateral and the Obligations, to the payment of the Note(s) and/or any of the other Obligations, returning the excess proceeds, if any, to the Borrowers. The Borrowers shall remain liable for any amount remaining unpaid after such application, with interest. Any notification of intended disposition of the Collateral required by law shall be conclusively deemed reasonably and properly given if given by the Bank at least ten (10) calendar days before the date of such disposition. The Borrowers hereby confirm, approve and ratify all acts and deeds of the Bank relating to the foregoing, and each part thereof, then in accordance with applicable law or this Agreement.

12.3 Standards for Exercising Remedies. To the extent that applicable law imposes duties on the Bank to exercise remedies in a commercially reasonable manner, the Borrowers acknowledges and agrees that it is not commercially unreasonable for the Bank (a) to fail to incur expenses reasonably deemed significant by the Bank to prepare Collateral for disposition or otherwise to complete raw material or work-in-process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to

fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other Persons, whether or not in the same business as the Borrowers, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (h) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, including, without limitation, any warranties of title, (k) to purchase insurance or credit enhancements to insure the Bank against risks of loss, collection or disposition of Collateral or to provide to the Bank a guaranteed return from the collection or disposition of Collateral, or (1) to the extent deemed appropriate by the Bank, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Bank in the collection or disposition of any of the Collateral. The Borrowers acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by the Bank would not be commercially unreasonable in the Bank's exercise of remedies against the Collateral and that other actions or omissions by the Bank shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation upon the foregoing, nothing contained in this Section shall be construed to grant any rights to the Borrowers or to impose any duties on the Bank that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

12.4 UCC and Offset Rights. The Bank may exercise, from time to time, any and all rights and remedies available to it under the UCC or under any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any other agreements between any Obligor and the Bank, and may, without demand or notice of any kind, appropriate and apply toward the payment of such of the Obligations, whether matured or unmatured, including costs of collection and attorneys' and paralegals' fees, and in such order of application as the Bank may, from time to time, elect, any indebtedness of the Bank to any Obligor, however created or arising, including, but not limited to, balances, credits, deposits, accounts or moneys of such Obligor in the possession, control or custody of, or in transit to the Bank. The Borrowers, on behalf of themselves and each Obligor, hereby waives the benefit of any law that would otherwise restrict or limit the Bank in the exercise of its right, which is hereby acknowledged, to appropriate at any time hereafter any such indebtedness owing from the Bank to any Obligor.

12.5 Additional Remedies. The Bank shall have the right and power to:

(a) instruct the Borrowers, at their own expense, to notify any parties obligated on any of the Collateral, including, but not limited to, any Account Debtors, to make payment directly to the Bank of any amounts due or to become due thereunder, or the Bank may directly notify such obligors of the security interest of the Bank, and/or of

the assignment to the Bank of the Collateral and direct such obligors to make payment to the Bank of any amounts due or to become due with respect thereto, and thereafter, collect any such amounts due on the Collateral directly from such Persons obligated thereon;

(b) enforce collection of any of the Collateral, including, but not limited to, any Accounts, by suit or otherwise, or make any compromise or settlement with respect to any of the Collateral, or surrender, release or exchange all or any part thereof, or compromise, extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder;

(c) take possession or control of any proceeds and products of any of the Collateral, including the proceeds of insurance thereon;

(d) extend, renew or modify for one or more periods (whether or not longer than the original period) the Notes, any other of the Obligations, any obligation of any nature of any other obligor with respect to the Notes or any of the Obligations;

(e) grant releases, compromises or indulgences with respect to the Notes, any of the Obligations, any extension or renewal of any of the Obligations, any security therefor, or to any other obligor with respect to the Note(s) or any of the Obligations;

(f) transfer the whole or any part of securities which may constitute Collateral into the name of the Bank or the Bank's nominee without disclosing, if the Bank so desires, that such securities so transferred are subject to the security interest of the Bank, and any corporation, association, or any of the managers or trustees of any trust issuing any of said securities, or any transfer agent, shall not be bound to inquire, in the event that the Bank or said nominee makes any further transfer of said securities, or any portion thereof, as to whether the Bank or such nominee has the right to make such further transfer, and shall not be liable for transferring the same;

(g) vote the Collateral;

(h) make an election with respect to the Collateral under Section 1111 of the Bankruptcy Code or take action under Section 364 or any other section of the Bankruptcy Code; provided, however, that any such action of the Bank as set forth herein shall not, in any manner whatsoever, impair or affect the liability of the Borrowers hereunder, nor prejudice, waive, nor be construed to impair, affect, prejudice or waive the Bank's rights and remedies at law, in equity or by statute, nor release, discharge, nor be construed to release or discharge, the Borrowers, any guarantor or other Person liable to the Bank for the Obligations; and

(i) at any time, and from time to time, accept additions to, releases, reductions, exchanges or substitution of the Collateral, without in any way altering, impairing, diminishing or affecting the provisions of this Agreement, the Loan

Documents, or any of the other Obligations, or the Bank's rights hereunder, under the Notes or under any of the other Obligations.

12.6 Attorney-in-Fact. The Borrowers hereby irrevocably make, constitute and appoint the Bank (and any officer of the Bank or any Person designated by the Bank for that purpose) as the Borrowers' true and lawful proxy and attorney-in-fact (and agent-in-fact) in the Borrowers' name, place and stead, with full power of substitution, to (i) take such actions as are permitted in this Agreement, (ii) execute such financing statements and other documents and to do such other acts as the Bank may require to perfect and preserve the Bank's security interest in, and to enforce such interests in the Collateral, and (iii) carry out any remedy provided for in this Agreement, including, without limitation, endorsing the Borrowers' name to checks, drafts, instruments and other items of payment, and proceeds of the Collateral, executing change of address forms with the postmaster of the United States Post Office serving the address of the Borrowers, changing the address of the Borrowers to that of the Bank, opening all envelopes addressed to the Borrowers and applying any payments contained therein to the Obligations. The Borrowers hereby acknowledges that the constitution and appointment of such proxy and attorney-in-fact are coupled with an interest and are irrevocable. The Borrowers hereby ratify and confirm all that said attorney-in-fact may do or cause to be done by virtue of any provision of this Agreement then in accordance with applicable law or this Agreement..

12.7 No Marshaling. The Bank shall not be required to marshal any present or future collateral security (including but not limited to this Agreement and the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order. To the extent that it lawfully may, the Borrowers hereby agree that they will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of the Bank's rights under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that they lawfully may, the Borrowers hereby irrevocably waive the benefits of all such laws.

12.8 Application of Proceeds. The Bank will within three (3) business days after receipt of cash or solvent credits from collection of items of payment, proceeds of Collateral or any other source, apply the whole or any part thereof against the Obligations secured hereby. The Bank shall further have the exclusive right to determine how, when and what application of such payments and such credits shall be made on the Obligations, and such determination shall be conclusive upon the Borrowers. Any proceeds of any disposition by the Bank of all or any part of the Collateral may be first applied by the Bank to the payment of expenses incurred by the Bank in connection with the Collateral, including attorneys' fees and legal expenses as provided for in Section 13 hereof.

12.9 No Waiver. No Event of Default shall be waived by the Bank except in writing. No failure or delay on the part of the Bank in exercising any right, power or remedy hereunder shall operate as a waiver of the exercise of the same or any other right at any other time; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. There shall be no

obligation on the part of the Bank to exercise any remedy available to the Bank in any order. The remedies provided for herein are cumulative and not exclusive of any remedies provided at law or in equity. The Borrowers agree that in the event that the Borrowers fail to perform, observe or discharge any of its Obligations or liabilities under this Agreement or any other agreements with the Bank, no remedy of law will provide adequate relief to the Bank, and further agree that the Bank shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and further the Borrowers hereby waive any requirement that the Bank be required to post any bond for said temporary or permanent injunctive relief.

13. MISCELLANEOUS.

13.1 Obligations Absolute. None of the following shall affect the Obligations of the Borrowers to the Bank under this Agreement or the Bank's rights with respect to the Collateral:

(a) acceptance or retention by the Bank of other property or any interest in property as security for the Obligations;

(b) release by the Bank of any Borrowers or any guarantor or of all or any part of the Collateral or of any party liable with respect to the Obligations;

(c) release, extension, renewal, modification or substitution by the Bank of the Note(s), or any note evidencing any of the Obligations, or the compromise of the liability of any guarantor of the Obligations; or

(d) failure of the Bank to resort to any other security or to pursue the Borrowers or any other obligor liable for any of the Obligations before resorting to remedies against the Collateral.

13.2 Entire Agreement. This Agreement (i) is valid, binding and enforceable against the Borrowers and the Bank in accordance with its provisions and no conditions exist as to its legal effectiveness; (ii) constitutes the entire agreement between the parties; and (iii) is the final expression of the intentions of the Borrowers and the Bank. No promises, either expressed or implied, exist between the Borrowers and the Bank, unless contained herein. This Agreement supersedes all negotiations, representations, warranties, commitments, offers, contracts (of any kind or nature, whether oral or written) prior to or contemporaneous with the execution hereof.

13.3 Amendments; Waivers. No amendment, modification, termination, discharge or waiver of any provision of this Agreement or of the Loan Documents, or consent to any departure by the Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only for the specific purpose for which given.

13.4 WAIVER OF DEFENSES. THE BORROWERS, ON THEIR BEHALF AND ANY GUARANTORS OF ANY OF THE OBLIGATIONS, WAIVE EVERY PRESENT AND FUTURE DEFENSE, CAUSE OF ACTION, COUNTERCLAIM OR SETOFF WHICH THE BORROWERS MAY NOW HAVE OR HEREAFTER MAY HAVE TO ANY ACTION BY

THE BANK IN ENFORCING THIS AGREEMENT. THE BORROWERS WAIVE ANY IMPLIED COVENANT OF GOOD FAITH. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK GRANTING ANY FINANCIAL ACCOMMODATION TO THE BORROWERS.

13.5 WAIVER OF JURY TRIAL. THE BANK AND THE BORROWERS, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE IRREVOCABLY, THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER OBLIGATIONS, THE COLLATERAL, OR ANY OTHER AGREEMENT EXECUTED OR CONTEMPLATED TO BE EXECUTED IN CONJUNCTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT OR COURSE OF DEALING IN WHICH THE BANK AND THE BORROWERS ARE ADVERSE PARTIES. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK GRANTING ANY FINANCIAL ACCOMMODATION TO THE BORROWERS.

13.6 LITIGATION. TO INDUCE THE BANK TO MAKE THE LOANS, THE BORROWERS IRREVOCABLY AGREES THAT ALL ACTIONS ARISING, DIRECTLY OR INDIRECTLY, AS A RESULT OR CONSEQUENCE OF THIS AGREEMENT, THE NOTE(S), ANY OTHER AGREEMENT WITH THE BANK OR THE COLLATERAL, SHALL BE INSTITUTED AND LITIGATED ONLY IN DUVAL COUNTY, FLORIDA. . THE BORROWERS HEREBY CONSENT TO THE EXCLUSIVE JURISDICTION AND VENUE OF ANY STATE OR FEDERAL COURT HAVING ITS SITUS IN SAID COUNTY, AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS.

13.7 Assignability. The Bank may at any time assign the Bank's rights in this Agreement, the Notes, the Obligations, or any part thereof and transfer the Bank's rights in any or all of the Collateral, and the Bank thereafter shall be relieved from all liability with respect to such Collateral. In addition, the Bank may at any time sell one or more participations in the Loans. The Borrowers may not sell or assign this Agreement, or any other agreement with the Bank or any portion thereof, either voluntarily or by operation of law, without the prior written consent of the Bank. This Agreement shall be binding upon the Bank and the Borrowers and their respective legal representatives and successors. All references herein to the Borrowers shall be deemed to include any successors, whether immediate or remote. In the case of a joint venture or partnership, the term "Borrowers" shall be deemed to include all joint venturers or partners thereof, who shall be jointly and severally liable hereunder.

13.8 Confidentiality. The Borrowers and the Bank hereby agree and acknowledge that any and all information relating to the Borrowers which is (i) furnished by the Borrowers to the Bank (or to any affiliate of the Bank), and (ii) non-public, confidential or proprietary in nature, shall be kept confidential by the Bank or such affiliate in accordance with applicable law, provided, however, that such information and other credit information relating to the Borrowers may be distributed by the Bank or such affiliate to the Bank's or such affiliate's directors, officers, employees, attorneys, auditors and regulators, and upon the order of a court or other governmental agency having jurisdiction over the Bank or such affiliate, to any other party. The

Borrowers and the Bank further agree that this provision shall survive the termination of this Agreement.

13.9 Binding Effect. This Agreement shall become effective upon execution by the Borrowers and the Bank. If this Agreement is not dated or contains any blanks when executed by the Borrowers, the Bank is hereby authorized, without notice to the Borrowers, to date this Agreement as of the date when it was executed by the Borrowers, and to complete any such blanks according to the terms upon which this Agreement is executed.

13.10 Governing Law. This Agreement, the Loan Documents and the Notes shall be delivered and accepted in and shall be deemed to be contracts made under and governed by the laws of the State of Florida (but giving effect to federal laws applicable to national banks), and for all purposes shall be construed in accordance with the laws of such State, without giving effect to the choice of law provisions of such State.

13.11 Enforceability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by, unenforceable or invalid under any jurisdiction, such provision shall as to such jurisdiction, be severable and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

13.12 Survival of Borrowers Representations. All covenants, agreements, representations and warranties made by the Borrowers herein shall, notwithstanding any investigation by the Bank, be deemed material and relied upon by the Bank and shall survive the making and execution of this Agreement and the Loan Documents and the issuance of the Notes, and shall be deemed to be continuing representations and warranties until such time as the Borrowers have fulfilled all of their Obligations to the Bank, and the Bank has been paid in full. The Bank, in extending financial accommodations to the Borrowers, is expressly acting and relying on the aforesaid representations and warranties.

13.13 Extensions of Bank's Commitment and Notes. This Agreement shall secure and govern the terms of any extensions or renewals of the Bank's commitment hereunder and the Notes pursuant to the execution of any modification, extension or renewal note executed by the Borrowers and accepted by the Bank in its sole and absolute discretion in substitution for the Notes.

13.14 Time of Essence. Time is of the essence in making payments of all amounts due the Bank under this Agreement and in the performance and observance by the Borrowers of each covenant, agreement, provision and term of this Agreement.

13.15 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

13.16 Facsimile Signatures. The Bank is hereby authorized to rely upon and accept as an original any Loan Documents or other communication which is sent to the Bank by facsimile, telegraphic or other electronic transmission (each, a "Communication") which the Bank in good faith believes has been signed by Borrowers and has been delivered to the Bank by a properly authorized representative of the Borrowers, whether or not that is in fact the case. Notwithstanding the foregoing, the Bank shall not be obligated to accept any such Communication as an original and may in any instance require that an original document be submitted to the Bank in lieu of, or in addition to, any such Communication.

13.17 Notices. Except as otherwise provided herein, the Borrowers waive all notices and demands in connection with the enforcement of the Bank's rights hereunder. All notices, requests. demands and other communications provided for hereunder shall be in writing, sent by certified or registered mail, or delivered in person, and addressed as follows:

To the Borrowers:	GLOBAL AXCESS CORP. NATIONWIDE MONEY SERVICES, INC. NATIONWIDE NTERTAINMENT SERVICES, INC. EFT INTEGRATION, INC. 7800 Belfort Parkway, Suite 165 Jacksonville, Florida 32256 Attn: Michael J. Loiacono
With a copy to:	Steven E. Brust, Esq. Smith, Gambrell & Russell, LLP 50 N. Laura Street, Suite 2600 Jacksonville, Florida 32207
To the Lender:	Fifth Third Bank 9716 San Jose Blvd., 2nd MDF453305 Jacksonville, Florida 32257 Attn: Janice Kriwanek
With copy to:	Hinshaw & Culbertson LLP 4343 Commerce Court, Suite 415 Lisle, Illinois 60532 Attention: David E. Zajicek, Esq.

or, as to each party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this subsection. No notice to or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances.

13.18 Indemnification. The Borrowers agree to defend (with counsel satisfactory to the Bank), protect, indemnify and hold harmless each Indemnified Party from and against any and

all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and distributions of any kind or nature (including, without limitation, the disbursements and the reasonable fees of counsel for each Indemnified Party thereto, which shall also include, without limitation, attorneys' fees and time charges of attorneys who may be employees of the Bank, any parent corporation or affiliated corporation of the Bank), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including, without limitation, securities, environmental laws and commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any of the Loan Documents, or any act, event or transaction related or attendant thereto, the preparation, execution and delivery of this Agreement and the Loan Documents, including, but not limited to, the making or issuance and management of the Loans, the use or intended use of the proceeds of the Loans, the enforcement of the Bank's rights and remedies under this Agreement, the Loan Documents, the Note(s), any other instruments and documents delivered hereunder, or under any other agreement between the Borrowers and the Bank; provided, however, that the Borrowers shall not have any obligations hereunder to any Indemnified Party with respect to matters caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Borrowers shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and, failing prompt payment, shall, together with interest thereon at the Default Rate from the date incurred by each Indemnified Party until paid by the Borrowers, be added to the Obligations of the Borrowers and be secured by the Collateral. The provisions of this Section 13.18 shall survive the satisfaction and payment of the other Obligations and the termination of this Agreement.

13.19 Expenses. Borrowers shall pay all costs and expenses incurred by the Bank in connection with the Bank's review, due diligence and closing of the Loans, including the fees and expenses of counsel to the Bank in connection with the negotiation and preparation of the Loan Documents and the enforcement of the proposal letter entered into by and between Borrowers and the Bank on May 26, 2010, the costs of any lien searches, transactional taxes and filing fees whether or not the Loans actually close.

13.20 Loan Fees. Borrowers shall pay to the Bank a one time Treasury Management set up fee of Eighty Five Thousand & 00/100 Dollars ($85,000.00), which shall be due on the Closing Date.

13.21 Joint And Several Liability. The Borrowers are jointly and severally liable for all obligations imposed upon them under the terms of this Agreement and the Loan Documents.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Loan and Security Agreement as of the date first above written.

BORROWERS:

GLOBAL AXCESS CORP,
a Nevada corporation

By: ______________________
George A. McQuain, President

NATIONWIDE MONEY SERVICES, INC.,
a Nevada corporation

By: ______________________
George A. McQuain, President

NATIONWIDE NTERTAINMENT SERVICES, INC.,
a Nevada corporation

By: ______________________
George A. McQuain, President

EFT INTEGRATION, INC., a Florida corporation

By: ______________________
George A. McQuain, President

BANK:

FIFTH THIRD BANK,
an Ohio banking corporation

By: ______________________
Name: ______________________
Title: Vice President

20204156v4 31924

EXHIBIT A

FORM OF DRAW NOTE

DRAW NOTE

$2,000,000.00

Date: June ___, 2010
St. Mary's, Georgia

FOR VALUE RECEIVED, GLOBAL AXCESS CORP, a Nevada corporation, NATIONWIDE MONEY SERVICES, INC., a Nevada corporation, NATIONWIDE NTERTAINMENT SERVICES, INC., a Nevada corporation, and EFT INTEGRATION, INC., a Florida corporation, (collectively "Borrowers"), promise to pay to the order of FIFTH THIRD BANK, an Ohio banking corporation (hereinafter, together with any holder thereof, the "Bank"), whose address is 9716 San Jose Boulevard, Suite 200, Jacksonville, FL 32257, on or before November 30, 2011 (the "Draw Loan Maturity Date"), the lesser of (i) TWO MILLION AND 00/100 DOLLARS ($2,000,000.00), or (ii) the aggregate amount outstanding on this Draw Note as determined by the Loan and Security Agreement dated June ___, 2010, executed by and between the Borrowers and the Bank, as amended from time to time (as amended, supplemented or modified from time to time, the "Loan Agreement"), and made available by the Bank to the Borrowers at the maturity or maturities and in the amount or amounts stated on the records of the Bank, together with interest (computed on the actual number of days elapsed on the basis of a 360 day year) on the aggregate principal amount of this Draw Note outstanding from time to time as provided in the Loan Agreement.

Capitalized words and phrases not otherwise defined herein shall have the meaning assigned thereto in the Loan Agreement.

This Draw Note evidences the Draw Loan and other Indebtedness incurred by the Borrowers under and pursuant to the Loan Agreement, to which reference is hereby made for a statement of the terms and conditions under which the Draw Loan Maturity Date or any payment hereon may be accelerated. The holder of this Draw Note is entitled to all of the benefits and security provided for in the Loan Documents, including the UCC-1 Financing Statement(s) evidencing a blanket lien on all of the Collateral as more specifically described in the Loan Documents. All Draw Loans shall be repaid by the Borrowers on the Draw Loan Maturity Date, unless payable sooner pursuant to the provisions of the Loan Agreement.

Principal and interest shall be paid to the Bank at its address set forth above, or at such other place as the holder of this Draw Note shall designate in writing to the Borrowers. Each Draw Loan made by the Bank, and all payments on account of the principal and interest thereof shall be recorded on the books and records of the Bank and the principal balance as shown on such books and records, or any copy thereof certified by an officer of the Bank, shall be rebuttably presumptive evidence of the principal amount owing hereunder.

Except for such notices as may be required under the terms of the Loan Agreement, the Borrowers waive presentment, demand, notice, protest, and all other demands, or notices, in connection with the delivery, acceptance, performance, default, or enforcement of this Draw Note, and assent to any extension or postponement of the time of payment or any other indulgence.

The Draw Loan evidenced hereby has been made at the Bank's main office set forth above. This Draw Note has been executed and delivered at St. Marys Economic Development Center located at 400 Osborne Street, St. Marys, Georgia 31558. This Draw Note shall be governed and construed in accordance with the laws of the State of Florida, in which state it shall be performed, and shall be binding upon the Borrowers, and their respective legal representatives, successors, and assigns.

Wherever possible, each provision of the Loan Agreement and this Draw Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Loan Agreement or this Draw Note shall be prohibited by or be invalid under such law, such provision shall be severable, and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of the Loan Agreement or this Draw Note. The term "Borrowers" as used herein shall mean all parties signing this Draw Note, and each one of them, and all such parties, their respective successors and assigns, shall be jointly and severally obligated hereunder.

IN WITNESS WHEREOF, the Borrowers have executed this Draw Note as of the date set forth above.

GLOBAL AXCESS CORP,
a Nevada corporation

By: ______________________
Name: George A. McQuain
Title: President

NATIONWIDE MONEY SERVICES, INC.
a Nevada corporation

By: ______________________
Name: George A. McQuain
Title: President

NATIONWIDE NTERTAINMENT SERVICES, INC., a Nevada corporation

By: ______________________
Name: George A. McQuain
Title: President

EFT INTEGRATION, INC.,
a Florida corporation

By: ______________________
Name: George A. McQuain
Title: President

EXHIBIT B

FORM OF TERM NOTE

Execution Copy

TERM NOTE

$5,000,000.00

Date: June ___, 2010
St. Mary's, Georgia

FOR VALUE RECEIVED, GLOBAL AXCESS CORP, a Nevada corporation, NATIONWIDE MONEY SERVICES, INC., a Nevada corporation, NATIONWIDE NTERTAINMENT SERVICES, INC., a Nevada corporation, and EFT INTEGRATION, INC., a Florida corporation, (collectively "Borrowers") promise to pay to the order of FIFTH THIRD BANK, an Ohio banking corporation (hereinafter, together with any holder hereof, the "Bank"), whose address is 9716 San Jose Boulevard, Suite 200, Jacksonville, FL 32257, on or before May 31, 2013 (the "Term Loan Maturity Date"), the principal sum of FIVE MILLION AND 00/100 DOLLARS ($5,000,000.00), which amount is the principal amount of the Term Loan made by the Bank to the Borrowers under and pursuant to that certain Loan and Security Agreement dated as of June ___, 2010, executed by and between the Borrowers and the Bank, as amended, supplemented or modified from time to time (the "Loan Agreement"), together with interest (computed on the actual number of days elapsed on the basis of a 360 day year) on the principal amount of the Term Loan outstanding from time to time as provided in the Loan Agreement.

Capitalized words and phrases not otherwise defined herein shall have the meanings assigned thereto in the Loan Agreement.

This Term Note evidences the Term Loan and other Indebtedness incurred by the Borrowers under and pursuant to the Loan Agreement, to which reference is hereby made for a statement of the terms and conditions under which the Term Loan Maturity Date or any payment hereon may be accelerated. The holder of this Term Note is entitled to all of the benefits and security provided for in the Loan Agreement and the Loan Documents including the UCC 1 Financing Statement(s) evidencing a blanket lien on all of the Collateral as more specifically described in the Loan Documents.

Principal and interest shall be paid to the Bank at its address set forth above, or at such other place as the holder of this Term Note shall designate in writing to the Borrowers. The Term Loan made by the Bank, and all payments on account of the principal and interest thereof shall be recorded on the books and records of the Bank and the principal balance as shown on such books and records, or any copy thereof certified by an officer of the Bank, shall be rebuttably presumptive evidence of the principal amount owing hereunder.

Except for such notices as may be required under the terms of the Loan Agreement, the Borrowers waive presentment, demand, notice, protest, and all other demands, or notices, in connection with the delivery, acceptance, performance, default, or enforcement of this Term Note, and assent to any extension or postponement of the time of payment or any other indulgence.

The Term Loan evidenced hereby has been made at the Bank's main office set forth above. This Term Note has been executed and delivered at St. Marys Economic Development Center located at 400 Osborne Street, St. Marys, Georgia 31558. This Term Note shall be governed and construed in accordance with the laws of the State of Florida, in which state it shall be performed, and shall be binding upon the Borrowers, and its legal representatives, successors, and assigns.

Wherever possible, each provision of the Loan Agreement and this Term Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Loan Agreement or this Term Note shall be prohibited by or be invalid under such law, such provision shall be severable, and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of the Loan Agreement or this Term Note. The term "Borrowers" as used herein shall mean all parties signing this Term Note, and each one of them, and all such parties, their respective successors and assigns, shall be jointly and severally obligated hereunder.

IN WITNESS WHEREOF, the Borrowers have executed this Term Note as of the date set forth above.

GLOBAL AXCESS CORP,
a Nevada corporation

By: ________________________
Name: George A. McQuain
Title: President

NATIONWIDE MONEY SERVICES, INC.
a Nevada corporation

By: ________________________
Name: George A. McQuain
Title: President

NATIONWIDE NTERTAINMENT SERVICES, INC., a Nevada corporation

By: ________________________
Name: George A. McQuain
Title: President

EFT INTEGRATION, INC.,
a Florida corporation

By: ________________________
Name: George A. McQuain
Title: President

Schedule 2.1(b)

Schedule of Draw Loan Interest and Principal Payments

Schedule 2.2(b)

Schedule of Term Loan Interest and Principal Payments

Global Axcess Corporation
$5MM Term Loan Facility
5.5% Interest Rate Floor

Payment #	Month	Year	Total Payment	Principal	Interest	Balance
			$ -			$5,000,000.00
1	6	2010	$ 161,805.55	$ 138,888.88	$ 22,916.67	$5,000,000.00
2	7	2010	$ 161,911.64	$ 138,888.88	$ 23,022.76	$4,861,111.12
3	8	2010	$ 161,253.85	$ 138,888.88	$ 22,364.97	$4,722,222.24
4	9	2010	$ 159,895.82	$ 138,888.88	$ 21,006.94	$4,583,333.36
5	10	2010	$ 159,938.26	$ 138,888.88	$ 21,049.38	$4,444,444.48
6	11	2010	$ 158,622.68	$ 138,888.88	$ 19,733.80	$4,305,555.60
7	12	2010	$ 158,622.68	$ 138,888.88	$ 19,733.80	$4,166,666.72
8	1	2011	$ 157,964.88	$ 138,888.88	$ 19,076.00	$4,027,777.84
9	2	2011	$ 155,524.68	$ 138,888.88	$ 16,635.80	$3,888,888.96
10	3	2011	$ 156,649.30	$ 138,888.88	$ 17,760.42	$3,750,000.08
11	4	2011	$ 155,439.81	$ 138,888.88	$ 16,550.93	$3,611,111.20
12	5	2011	$ 155,333.71	$ 138,888.88	$ 16,444.83	$3,472,222.32
13	6	2011	$ 154,166.66	$ 138,888.88	$ 15,277.78	$3,333,333.44
14	7	2011	$ 154,018.12	$ 138,888.88	$ 15,129.24	$3,194,444.56
15	8	2011	$ 153,360.33	$ 138,888.88	$ 14,471.45	$3,055,555.68
16	9	2011	$ 152,256.94	$ 138,888.88	$ 13,368.06	$2,916,666.80
17	10	2011	$ 152,044.74	$ 138,888.88	$ 13,155.86	$2,777,777.92
18	11	2011	$ 150,983.79	$ 138,888.88	$ 12,094.91	$2,638,889.04
19	12	2011	$ 150,729.16	$ 138,888.88	$ 11,840.28	$2,500,000.16
20	1	2012	$ 150,071.37	$ 138,888.88	$ 11,182.49	$2,361,111.28
21	2	2012	$ 148,734.56	$ 138,888.88	$ 9,845.68	$2,222,222.40
22	3	2012	$ 148,755.78	$ 138,888.88	$ 9,866.90	$2,083,333.52
23	4	2012	$ 147,800.92	$ 138,888.88	$ 8,912.04	$1,944,444.64
24	5	2012	$ 147,440.19	$ 138,888.88	$ 8,551.31	$1,805,555.76
25	6	2012	$ 146,527.77	$ 138,888.88	$ 7,638.89	$1,666,666.88
26	7	2012	$ 146,124.61	$ 138,888.88	$ 7,235.73	$1,527,778.00
27	8	2012	$ 145,466.81	$ 138,888.88	$ 6,577.93	$1,388,889.12
28	9	2012	$ 144,618.05	$ 138,888.88	$ 5,729.17	$1,250,000.24
29	10	2012	$ 144,151.23	$ 138,888.88	$ 5,262.35	$1,111,111.36
30	11	2012	$ 143,344.90	$ 138,888.88	$ 4,456.02	$ 972,222.48
31	12	2012	$ 142,835.64	$ 138,888.88	$ 3,946.76	$ 833,333.60
32	1	2013	$ 142,177.85	$ 138,888.88	$ 3,288.97	$ 694,444.72
33	2	2013	$ 141,265.42	$ 138,888.88	$ 2,376.54	$ 555,555.84
34	3	2013	$ 140,862.26	$ 138,888.88	$ 1,973.38	$ 416,666.96
35	4	2013	$ 140,162.03	$ 138,888.88	$ 1,273.15	$ 277,778.08
36	5	2013	$ 139,546.99	$ 138,889.20	$ 657.79	$ 138,889.20

Schedule 6.2

Schedule of Exclusions to Collateral

I. Loans with: Wells Fargo / Wachovia Truck Loan

Loan Number	YEAR / MAKE / V.I.N.	LOAN AMOUNT
270993-700	2009 Ford F250 Super Duty VIN: 1FTSW20Y59EA56766	$34,184.32
270993-701	2009 Ford F250 Crew Cab VIN: 1FTSWZ0Y09EB24021	$35,720.38
1885615694	2008 Ford Ranger VIN: 1FTYR14U58PA36099	$18,909.10
206760953	Ford Flat Bed Truck VIN: 1FTRX12W28FB50811	$20,119.00

GO TO NEXT SECTION: II. Leases With: Data Sales Co., Inc.

II. Leases With: Data Sales Co., Inc.

Lease Number	EQUIPMENT ID #	BALANCE
10032-001	TD230808, TD230809, TD230952 TD230953, TD230955, TD230954 TD230961, TD230956, TD230628, TD230965, TD230965, TD230974, TD230977, TD230966, TD230976, TD230971, TD230968, TD230964, TD230969, TD230633, TD230998, TD230995, TD233470, TD230495, TD230474, TD230475, TD230537, TD230545, TD230460, TD230540, TD238506, TD230547, TD230549, TD230539, TD230541, TD230542, TD230980, TD230507, TD230850, TD230857, TD230536, TD230546, TD230544	$ 13,153.36
10032-002	TD228317, TD228358, TD228364, TD228383, TD238988, TD235104	$ 1,501.90
10032-003	TD239753, TD230593, TD230585, TD230626, TD230575, TD235630, TD235530, TD235525, TD235532, TD235163, TD237150, TD235162, TD230951, TD234547, TD230434, TD230423, TD230453, TD230483, TD230489, TD230487, TD237587, TD230503, TD230516, TD230519, TD230524, TD230502, TD230498, TD230508, TD230494, TD230517, TD230490, TD230462, TD230464, TD230465, TD230484, TD230461, TD230505, TD230514, TD230523, TD230493, TD230500, TD230520 TD230512, TD230515, TD230849, TD230506	$ 12,577.19

II. Leases With: Data Sales Co., Inc. (continued)

Lease Number	EQUIPMENT ID #	BALANCE
10032-004	TD238913, TD237875, TD237834, TD230406, TD230960, TD238916, TD229353, TD230695, TD229352, TD230694, TD229348, TD229346, TD229305, TD229345, TD237145, TD229077, TD229302, TD229291, TD229296, TD229306, TD229304, TD229295, TD229299, TD229325, TD229354, TD229300, TD229303, TD229292, TD229301, TD231318, TD231587, TD233148, TD228790, TD228310, TD232395, TD232538, TD237685, TD236733, TD230933, TD232051, TD230231, TD238354, TD233161, TD232844, TD231579, TD237230, TD233160, TD234212, TD231478, TD233162, TD236544, TD238553, TD235105, TD232475, TD231316, TD229314, TD229458, TD229479, TD230862, TD228128,	$ 24,086.38
10032-005	TD236548, TD228320, TD231931, TD231933, TD230919	$ 2,171.06
10032-006	Y823C, TK308, EMS01	$ 27,312.76
10032-007	CI011957, CI011963, CI011970, CI011971, CI011958, CI011969, CI011946, CI011948, CI011955	$ 17,523.98
10032-008	CI012327, CI012325, CI012326, CI012328, CI012585, CI011961, CI011966, CI011968, CI011965, CI011942, CI011941, CI011956, CI011950, CI011949, CI011947, CI011960, CI011944, CI011953, CI011954, CI011951, CI011943	$ 47,155.27

II. Leases With: Data Sales Co., Inc. (continued)

Lease Number	EQUIPMENT ID #	BALANCE
10032-009	CI012150, CI012153, CI012163, CI012165, CI012146, CI012147, CI012144, CI012162, CI012145, CI012149, CI012166, CI012151, CI012154, CI012152, CI012164, CI012155, CI012143, CI012141, CI012159, CI012160, CI012142, CI012157, CI012148, CI012161, CI012558, CI012126, CI012122, CI012116, CI012117, CI012128, CI012119, CI012136, CI012135, CI012125, CI012120, CI012121, CI012138, CI012139, CI012168, CI012127, CI012131, CI012132, CI012129, CI012130, CI012133, CI012118, CI012137, CI012114, CI012134, CI012639, CI012115, CI012124, CI012140, CI012123, CI012554	$110,144.73
10032-010	CI012376, CI012367, CI012353, CI012476, CI012362, CI012363, CI012467, CI006909, CI012351, CI012474, CI012370, CI012373, CI012372, CI012355, CI012356, CI012357, CI012358, CI012361, CI012360, CI012368, CI012364, CI012369, CI012470, CI013442	$ 73,079.46
10032-011	CI012377, CI013424, CI012354, CI012472, CI012348, CI012365, CI012352, CI012359, CI002973, CI012371, CI004062, CI012471	$ 25,519.31

II. Leases With: Data Sales Co., Inc. (continued)

Lease Number	EQUIPMENT ID #	BALANCE
10032-012	CI012616, CI012617, CI012621, CI012622, CI012618, CI012619, CI012620, CI012628, CI012629, CI012623, CI012624, CI012625, CI012626, CI012633, CI012634, CI012605, CI012606, CI012607, CI012608, CI012571, CI012611, CI012565, CI012569, CI012570, CI012574, CI012576, CI012577, CI012575, CI012578, CI012579, CI012566, CI012613, CI012602, CI012615, CI012632, CI012567, CI012568, CI012600, CI012599, CI012601, CI012603, CI012604	$128,952.23
10032-013	CI012586, CI012587, CI013422, CI013159, CI013157, CI013153, CI013294, CI013419	$ 18,302.59

GO TO NEXT SECTION: III. Leases With: Leasing Innovations, Inc.

III. Leases With: Leasing Innovations, Inc.

Lease Number	EQUIPMENT ID #	BALANCE
HGF110203-11	TD226138, TD230416, TD230518, TD230883, TD230591, TD230592, TD230911, TD230415, TD230414, TD230880, TD230569, TD230574	$ 7,939.38
HGF110203-12	TD230688, TD230689, TD226139, TD230550, TD230652, TD237349, TD230881, TD230478, TD226135, TD229732, TD230580, TD228872, TD230600, TD230565, TD233053	$ 7,957.00
HGF110203-14	TD230814, TD230605, TD230606, TD230621, TD230620, TD230882, TD230459, TD230429, TD230534	$ 5,294.07
HGF110203-15	TD230813, TD230631, TD230602, TD237865, TD230436, TD230527, TD230433, TD230529, TD230912, TD236737, TD229312, TD226115, TD229449, TD229451,	$ 7,471.28
HGF110203-16	TD229080, TD234943, TD230693, TD230617, TD226120, TD230665, TD230601, TD235036, TD234839, TD226140, TD230847	$ 8,830.44
HGF110203-17	TD230835, TD234090, TD226796, TD226774, TD237835, TD226814, TD234336, TD230029, TD230690, TD237876, TD226127, TD226155, TD226157, TD226123, TD231289	$ 11,938.48
HGF110203-18	TD230634, TD239097, TD230582, TD230644, TD230666, TD230669, TD230672, TD230588, TD230674, TD230557, TD230650, TD230657, TD230675, TD230978	$ 13,320.43

III. Leases With: Leasing Innovations, Inc. (continued)

Lease Number	EQUIPMENT ID #	BALANCE
HGF110203-19	TD230685, TD226944, TD230686, TD233150, TD226121, TD226119, TD230836, TD229040, TD230499,	$11,263.44
HGF110203-20	TD226782, TD230753, TD230761, TD230769, TD230796, TD230740, TD230741, TD230776, TD230738, TD230754, TD230786, TD230778, TD230784, TD230775	$ 15,382.17
HGF110203-21	TD230800, TD230783, TD230782, TD230752, TD230765, TD230770, TD230742, TD230757, TD230803, TD230810, TD230743, TD230779, TD230792, TD230755, TD230780, TD233358, TD234838, TD238989, TD230399	$ 20,513.83
HGF110203-22	TD235440, TD230804, TD230777, TD230798, TD230750, TD230749, TD230799, TD230802, TD230812	$ 10,777.09

GO TO NEXT SECTION: IV. Leases With: MS Capital

IV. Leases With: MS Capital

Lease Number	EQUIPMENT ID #	BALANCE
546182		$ 3,409.76

O TO NEXT SECTION: V. Leases With: CSI Leasing

V. Leases With: CSI Leasing

Lease Number	EQUIPMENT ID #	BALANCE
237956	Type NH1500, Serial #Y241001960 Type NH5050, Serial #Y323000005 Type NH5050, Serial #Y323000015 Type NH5050, Serial #Y323000019 Type NH5050, Serial #Y323000020 Type NH5050, Serial #Y323000024 Type NH5050, Serial #Y323000025 Type NH5050, Serial #Y323000026 Type NH5050, Serial #Y323000031 Type NH5050, Serial #Y323000032 Type NH5050, Serial #Y323000041 Type NH5050, Serial #Y325000014 Type NH5050, Serial #Y323000022	$ 14,174.00 (original amount)

Schedule 6.9

Schedule of Operating Agreements

	Name	# of Sites
1	271 Express Count	1
2	4 Corners Count	1
3	64 Express Count	1
4	67 Express Count	1
5	70 West Chevron Count	1
6	7-2-11 Food Stores Count	23
7	7-D Exxon Count	1
8	A & B Kwik Mart Count	1
9	A&P Count	72
10	Abilene Tiger Mart Count	1
11	ADP Count	16
12	Advantage Credit Card Processing Count	1
13	AFCSF Count	1
14	Airport Shell #98 Count	1
15	AJ's Fast Stop Count	1
16	Alameda Chevron Count	1
17	Albertson's Count	15
18	Allsup's Count	228
19	Alta Vista Hospital Count	1
20	Amsterdam Falalfel Shop Count	1
21	Antimatter Studios Count	1
22	Athens Shell Foodmart Count	1
23	Average Joe's Pub Count	1
24	BE 33 Count	1
25	Beer Buddy Count	1
26	Best Western Inn Count	3
27	Better Stop Count	1
28	Bev's Count	1
29	Big 8 Anthony Count	1
30	BIG MEADOWS WAYSIDE Count	1
31	Billy Goats Gruff Count	1
32	Blackman Grocery Count	1
33	Blackmon's Crossroads Country St Count	1
34	Bobby D's Count	1
35	Bode's Mercantile, Inc. Count	1
36	Bradshaw's Quick Stop Count	1
37	Brewer Riverside Count	1
38	Bryan College Count	1
39	Budget Inn 668 Count	1
40	Buna Jiffy Market Count	1
41	C&E Chevron Count	1
42	Camel Rock Gas Station Count	1
43	Capitan Shell #42 Count	1
44	Capon Bridge - Liberty Station Count	1
45	Car Spa Count	5
46	Carlos Rosario Intl School Count	1
47	Cedar Crest Store #1690 Count	1
48	Champs Count	1
49	Charlottesville-Albemarle Airport Authority Count	2
50	Chester Jiffy Market Count	1
51	Chevron Food Mart 5195 Count	1
52	Chevron Foodmart #3 Count	1
53	Chevron North #360 Count	1
54	Chevron Ready Mart Count	1
55	CHURCH STREET SHELL Count	1
56	CIRCLE A #2 Count	1
57	Circle S Count	3
58	Citgo at Cumming Square Count	1
59	CITGO FOODS MABLETON Count	1
60	Cline's Store Count	1
61	Colmesneil Jiffy Market Count	1

62	Comer Market-NM Count	1
63	Comer Market Count	1
64	Comer Market #101 Count	1
65	Cotton Hope Orchards, Inc. Count	1
66	Cottonwood Chevron Count	1
67	Country Club Shell #71 Count	1
68	Courtyard Marriott Count	1
69	Cross Roads Drive Count	1
70	Crown Colony Food Mart Count	1
71	Cumberland Farms Count	24
72	D.C. Courtyard Marriott Count	1
73	Dam B Jiffy Market Count	1
74	DAVID'S MARKET Count	1
75	Delaughters Count	2
76	Del's 24 Hour Store Count	1
77	Denny's - LAX Count	1
78	Denny's #844 Count	1
79	Don's Food Mart Count	1
80	Double J Quick Stop Count	1
81	Double K Sports Bar Count	1
82	Doubletree/Innco/Hotel Sonoma Co Count	1
83	Doug's Exxon Count	1
84	D's Market Count	1
85	Eagle Creek Count	1
86	Eagle Mart Count	1
87	East Texas Fuels Count	5
88	Express Lane Count	52
89	Express Mart Count	1
90	Express Stop #2 Count	1
91	EZ Laundries Count	1
92	Fair N Square Count	1
93	Falcon Citgo Truckstop Count	1
94	Famis Food Mart Count	1
95	Fast Stop #24 Count	1
96	Fauquier Hospital Count	1
97	Fiesta Chevron #27 Count	1
98	Finkle Count	1
99	Fitzwitty's Bar & Grille Count	1
100	Five Star Auto Spa Count	1
101	FLCA Salisbury Branch Count	1
102	Florida Office Count	1
103	Food Depot Count	26
104	Food Emporium Count	4
105	Food Lion Count	654
106	FOOD RITE KERENS Count	1
107	Fort Logan Trading Post Count	1
108	Franklin Express 519 Count	1
109	French Connection Convenience Count	1
110	Gas, Diesel & More Count	1
111	Gerry Red Count	7
112	Giant Oil #721 Count	1
113	Grand Store Count	1
114	Griegos Market & Liquor Count	1
115	H & N Food Mart Count	1
116	H & R Food Mart Count	1
117	Harveys Count	69
118	HAZEL GREEN GROCERY Count	1
119	Henderson Citgo Count	1
120	Henny Penny Count	20
121	Heritage Cash Count	2
122	Hermosa Chevron #12 Count	1
123	Hill Country Food Mart Count	1

124	Hitching Post Texaco Count	1
125	HITS - Saugerties Count	2
126	Hurricane Harry's Count	2
127	I-10 Fina Count	1
128	J & W Count	3
129	J&J Mini Market # 1 Count	1
130	Jackpot Crossing Casino #2 Count	1
131	Jack's Count	2
132	Jakes Stores Count	1
133	James Mini Mart Count	1
134	Jasper Jiffy Market Count	2
135	Jefferson County Justice Center Count	1
136	Jiffy market #14 Count	1
137	JJ Count	2
138	J-MART'S CHEVRON Count	1
139	Joanne McMenamin Count	2
140	Johns Mini Mart Count	1
141	Jon's Mini Mart Count	1
142	JPL Marketing Count	2
143	JR's Food Mart Count	1
144	J's New Way Count	1
145	Judy Robbins Count	1
146	K W Express Count	1
147	Kash N Karry Count	103
148	Kash 'n Karry Count	2
149	Kicks 66 Count	2
150	Kirbyville Jiffy Market Count	1
151	Kirtland Food Plaza Count	1
152	Knights Inn Count	1
153	Kureshe's Mart Count	1
154	Kwik Stop #2 Count	1
155	LaHuerta Chevron Count	1
156	LAKE WEIR SALES Count	1
157	Larry's Food Store Count	1
158	LBJ #3 Count	1
159	Liberty Gas Count	1
160	Liquor Mart Count	1
161	Logan Super Stop Count	1
162	Los Lunas Chevron Count	1
163	LOVING CHEVRON Count	1
164	M & M Food Mart Count	2
165	M & W Express Count	1
166	M&E Redi Mart Count	1
167	Mareno's Count	1
168	Mariscos DJ's Count	1
169	Mclane Co Inc Count	1
170	Memorial Medical Center Count	1
171	Menaul Shell #66 Count	1
172	Midtown Shell #58 Count	1
173	Midway Truck Stop Count	1
174	Millie's Roadhouse Count	1
175	Mimbres Shell Count	1
176	Mini Merc Count	1
177	Mohawk Count	1
178	Montgomery Chevron #65 Count	1
179	MORAN'S MARKET Count	1
180	Mt. Storm Liberty Count	1
181	Nacho Shell #73 Count	1
182	Neighbors General Store & Ice Cream Count	1
183	NICK'S I-49 EXXON Count	1
184	Nine Mile Hill Chevron Count	1
185	Noorani CP Only Count	3

186	North Star Super Stop Count	1
187	Northgate Mall Count	1
188	Ohkay Travel Center Count	1
189	Oltorf Food Mart Count	1
190	Page Valley Flea Market Count	1
191	PAWNEE IGA Count	1
192	Pel State Express Count	9
193	Pic-N-Go #3 Count	1
194	Piggly Wiggly Count	6
195	Pineland Mobil 931 Count	1
196	Pit Stop Count	2
197	Plus 1 Marketing Group Count	1
198	Porkey's Sports Bar Count	1
199	Porter Oil Count	2
200	PRECISION CREDIT UNION Count	1
201	Princeton Forrestal Village/1st Constitution Bank Count	1
202	Pronto Fina Count	1
203	Pump-N-Shop Count	9
204	Quality Hotel Count	1
205	Quick Mart #2 Count	1
206	R and R Wilderness Mkt Count	1
207	RED FRONT SUPERMARKET Count	1
208	Refuge General Store Count	1
209	Rhoc Express Riverside Count	1
210	Rialto Café Count	1
211	Richmond Police Dept Count	2
212	Rio Rancho North Count	1
213	Rio Rancho Shell #99 Count	1
214	Rizvis Mart Count	1
215	RNZ East Hill Grocery & Deli Count	1
216	Robert Grocery Count	1
217	Roberts Oil #47 Count	1
218	Ron Crowe Count	1
219	Route 50 Express Count	1
220	RR Donnelley Count	1
221	Rudy's Count	2
222	Rudy's Operating Count	12
223	Salina Food Mart Count	1
224	Sam's Kwik Stop Count	1
225	San Pedro Shell #92 Count	1
226	Sandia Shell #100 Count	1
227	Scaff's #43 Count	1
228	SDCS Count	2
229	SFM Count	32
230	SHADY LAWN TRUCK STOP Count	1
231	Shenandoah Heritage Farmers Market Count	1
232	SHOPPERS MART #105 Count	1
233	Shorty's Chevron Count	1
234	Shorty's Food Mart Count	2
235	Shorty's on Spruce Count	1
236	SKYLAND Count	1
237	SMI LOBBY - EVERGREEN RESORT MARRIOTT Count	1
238	Snappy Food Mart Count	2
239	South Cerrillos Shell #90 Count	1
240	South Hampton Memorial Hospital Count	1
241	SOUTH Y SHELL Count	1
242	Southern Virginia Regional Medic Count	1
243	Speedy Stop Count	104
244	Spurger Mini Mart Count	1
245	St Francis Chevron #84 Count	1
246	St Michaels #82 Count	1
247	Starkey's #2 Count	1

248	STIR CRAZY LOUNGE Count	2
249	Stires Super Market Count	1
250	Stone Corner #56 Count	1
251	Stone's Tavern & Package Store Count	1
252	Stop-N-Go 1801 Count	1
253	Stuckey's Count	1
254	Sunrise Liquors Count	1
255	Sunshine Shell Count	1
256	SunShine Truck Stop 4010 Count	1
257	Super K Inc Count	1
258	Superfresh Count	1
259	TAMPA MARRIOTT WATERSIDE HOTEL AND MARINA Count	1
260	Taqueria Dos Hermanos Count	1
261	Texaco Food Mart #1 Count	1
262	Texas A & M University/Easterwood Airport Count	1
263	Texas Mud Nationals Count	1
264	The Lab Anti-Mall Count	1
265	The Office (Jim's Restaurant) Count	2
266	Tigerland Grocery Count	1
267	Times Market #2003 Count	1
268	Tom's Market Count	1
269	Tom's Priced Right #2041 Count	1
270	Tortillas & Tequila Count	1
271	Town & Country Count	17
272	TPC Count	32
273	Track Liquor & General Count	1
274	Triangle Station Count	1
275	Triviz #67 Count	1
276	TR's Market Count	1
277	Tyler Pounds Regional Airport Count	1
278	UNF Count	4
279	United Super Market Count	1
280	University Center Market Count	1
281	University Shell #69 Count	1
282	USave #54 Count	1
283	Usave 30 Count	1
284	Valle Vel Sol Count	1
285	Valley Chevron Count	1
286	VFW #8573 Count	1
287	Via Foods Supermarket Count	1
288	Wall Street Exxon Count	1
289	Walnut Mini Mart #232 Count	1
290	Wes T Go Count	12
291	West Main Chevron #13 Count	1
292	Western Way Shell Count	1
293	WESTIN ATLANTA NORTH Count	1
294	Westminister- Canterbury Count	1
295	White Sands Test Facility Count	1
296	WILCO CONVENIENCE STORE Count	1
297	Wilda Grocery Count	1
298	Williamsburg Chevron Count	1
299	Wilmore's Food Mart Count	1
300	Windmill #28 Count	1
301	Wixon Valley Country Store Count	1
302	Woodville Jiffy Market Count	1
303	Zavalla Jiffy Market Count	1
304	Zippy J Count	2
305	Zoomerz Count	4

<u>Schedule 8.2</u>

Mehlman Loan

Nationwide Money Services, Inc.
A Global Axcess Company

April 22, 2003

Dr. Robert Mehlman

Dear Bob,

As per our discussions we have agreed to the obligation amount of $243,981 from Tallent, Inc., and Tallent, Inc. will make a payment of $25,000 by April 30, 2003 and then payments would be made monthly for $3000 for 10 years on the balance. This will satisfy all debt as agreed along with any other claim or obligations.

Please sign and return this letter of understanding as agreed.

Agreed to this ___ day of April, 2003

Dr. Robert Mehlman ______________

David J. Surette, CFO ______________

CC: Michael Dodak, CEO